UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐    Soliciting Material Pursuant to §240.14a-12
URBAN EDGE PROPERTIES
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March 26, 2019
Dear Shareholder:

The Board of Trustees and officers of Urban Edge Properties join me in extending to you a cordial invitation to attend the 2019 annual meeting of our shareholders. This meeting will be held on Wednesday, May 8, 2019, at 9:00 a.m. Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018.
As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, to our shareholders of record as of the close of business on March 11, 2019. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.
If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.
We look forward to seeing you on May 8, 2019.
Sincerely,

Jeffrey S. Olson
Chairman of the Board and Chief Executive Officer

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2019

To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Urban Edge Properties (“we”, the “Company” or “UE”), to be held on Wednesday, May 8, 2019, at 9:00 a.m. Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, for the following purposes:

1.	To elect the seven trustees named in the Proxy Statement, each to serve until our annual meeting of shareholders held in 2020 and until their successors are duly elected and qualify;

2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;

3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement; and

4.	To transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each shareholder. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 11, 2019. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for this Annual Meeting and future meetings of shareholders.
The Board of Trustees has fixed the close of business on March 11, 2019 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common shares of beneficial interest, par value $.01 per share (the “Common Shares”), as of the close of business on March 11, 2019 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting, as described in the Proxy Statement. If you intend to attend the meeting in person, you must bring with you appropriate identification, as further described in the Proxy Statement.

By Order of the Board of Trustees,

ROBERT C. MILTON III

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

New York, New York
March 26, 2019

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our shareholders electronically via the Internet. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 11, 2019. If you received the Notice electronically, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice.
Urban Edge Properties (“we”, the “Company” or “UE”) has furnished this Proxy Statement to you in connection with the solicitation of proxies by our Board of Trustees (“Board”) for use at the 2019 Annual Meeting to be held at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, on Wednesday, May 8, 2019, at 9:00 a.m. Eastern Time. The Notice and this Proxy Statement provide the information you need to know to vote by proxy or in person at the Annual Meeting. We are first sending this Proxy Statement and the accompanying materials to shareholders on or about March 26, 2019.
What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:

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Proposal 1: the election of the seven trustees named in this Proxy Statement, each to serve until our annual meeting of shareholders held in 2020 and until their successors are duly elected and qualify;

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.
In addition, shareholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?
The Board recommends that you vote your shares as follows:

•	Proposal 1: “FOR” the election of the seven trustee nominees named in this Proxy Statement;

•	Proposal 2: “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019; and

•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.
What vote is required to approve the proposals?
Once a quorum is present, the following vote is required to approve each proposal:

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Proposals 1, 2 and 3: The election of a trustee nominee, the ratification of the appointment of Deloitte & Touche LLP and the non-binding advisory approval of the compensation of our named executive officers must each be approved by a majority of the votes cast on the proposal.

•
Other Items: A majority of the votes cast will be sufficient to approve any other matter which may properly come before the Annual Meeting. The Board does not currently know of any other matters that may properly be brought before the Annual Meeting.

What is the quorum for the meeting?
The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting sine die or from time to time to a date not more than 120 days after the original record date of March 11, 2019 without notice other than announcement at the meeting.
Who is entitled to attend and vote at the Annual Meeting?
All shareholders of record as of the close of business on March 11, 2019, the record date for the Annual Meeting, are entitled to attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each whole common share of beneficial interest, par value $.01 per share (a “Common Share”), you held of record as of the record date. As of the record date, there were 120,099,668 shares of our Common Shares issued and outstanding.
Attendance at the Annual Meeting is limited to shareholders. In order to attend the Annual Meeting in person, each shareholder will be required to present valid U.S. federal or state government issued picture identification, such as a driver’s license or passport, to confirm share ownership as of the record date. Beneficial owners will also be required to present proof of beneficial ownership, such as a vote instruction form or brokerage statement, to be admitted to the meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.
Directions to attend the Annual Meeting and vote in person are available at our website at www.uedge.com.
What is the difference between a shareholder of record and a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the shareholder of record with respect to those shares, and the Notice, and if requested, the proxy materials, were sent directly to you by AST.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice, and if requested, the proxy materials, will be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.
If I am a shareholder of record, how do I vote?
Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:

•	Via the Internet. You may authorize a proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice.

•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may authorize a proxy by filling out the proxy card and sending it back in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

Telephone and internet authorization methods for shareholders of record will be available until 11:59 p.m. (Eastern Time) on May 7, 2019. If you vote by mail, you must ensure proper completion and receipt of the proxy no later than May 7, 2019.
If I am a beneficial owner of shares held in street name, how do I vote?
If you own shares held by a broker, you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares prior to the Annual Meeting. Please contact that organization for instructions on how to obtain a legal proxy.
Can I change or revoke my proxy?
Yes. If you are a shareholder of record, you may revoke your proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.
How are proxies voted?
Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Mark J. Langer, Robert C. Milton III and Alexandra Ferrone have been designated as proxy holders for the Annual Meeting.
How are abstentions and broker non-votes treated?
If you are a beneficial owner whose shares are held of record by a brokerage firm, bank, broker-deal, or other similar organization, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your brokerage firm, bank, broker-dealer, or other similar organization will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but such organization will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors) or Proposal 3 (vote to approve by non-binding advisory resolution the named executive officer compensation) on a discretionary basis. Accordingly, if you hold your shares in "street name" and you do not instruct your brokerage firm, bank, broker-deal, or other similar organization how to vote on these proposals, such organization cannot vote these shares and will report them as "broker non-votes," meaning that no votes will be cast on your behalf for Proposals 1 and 3.
You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. However, both abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.
Who has paid for this proxy solicitation?
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our Common Shares and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.
Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Where can I find additional information?
Our website is located at www.uedge.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on the website, such as the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and reports that we file with the SEC. Copies of these documents may be obtained free of charge by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees (“Board”) currently consists of seven trustees (“Trustees”). Each Trustee is elected annually for a term of one year and hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies. Under our Bylaws, at a shareholder meeting to elect Trustees, a majority of the votes cast with respect to a nominee's election is sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.
In evaluating the suitability of individual Board members, our Corporate Governance and Nominating Committee takes into account many factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.
The following table sets forth the name, age, starting year and position for each of our current Trustees as of March 11, 2019.

Name	Age	Trustee Since	Position
Jeffrey S. Olson	51	2014	Trustee (Chairman) and Chief Executive Officer
Michael A. Gould	76	2015	Trustee (Lead Trustee)
Steven H. Grapstein	61	2015	Trustee
Steven J. Guttman	72	2015	Trustee
Amy B. Lane	66	2015	Trustee
Kevin P. O'Shea	53	2014	Trustee
Steven Roth	77	2015	Trustee

Nominees for Election to Term Expiring 2020

Jeffrey S. Olson, Michael A. Gould, Steven H. Grapstein, Steven J. Guttman, Amy B. Lane, Kevin P. O'Shea and Steven Roth have been nominated to serve on the Board until our 2020 annual meeting of shareholders and until their respective successors are elected and qualify. The Board has no reason to believe that Messrs. Olson, Gould, Grapstein, Guttman, O'Shea or Roth or Mdme. Lane will be unable, or will decline, to serve if elected. Trustees will be elected by a majority of the votes cast in the election of Trustees.
The biographical descriptions below set forth certain information with respect to each nominee for election as a Trustee at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.

Jeffrey S. Olson
Jeffrey S. Olson has served as our Chairman and Chief Executive Officer since December 29, 2014 and has served as a Trustee since December 19, 2014. Mr. Olson served as chief executive officer and a member of the board of directors of Equity One, Inc. from 2006 until September 1, 2014, at which time Mr. Olson joined Vornado Realty Trust (“Vornado”) in order to work on the separation of the Company from Vornado. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson has a M.S. in Real Estate from The Johns Hopkins University, a B.S. in Accounting from the University of Maryland and was previously a Certified Public Accountant.

Mr. Olson’s qualifications to serve on our Board include his role as our Chief Executive Officer, his experience as chief executive officer and a board member of Equity One and general expertise in real estate operations as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs. Mr. Olson currently serves as an Executive Board Member of the National Association of Real Estate Investment Trusts ("NAREIT").

Chairman and Chief Executive Officer

Trustee Since: 2014
Age: 51

Michael A. Gould
Michael A. Gould has served as a Trustee since January 14, 2015. Mr. Gould served as Chairman and CEO of Bloomingdale’s, a division of Macy’s Inc., a major retailer operating department stores and specialty stores, from 1991 to 2014. Prior to joining Bloomingdale’s, Mr. Gould was the President and Chief Operating Officer of Giorgio Beverly Hills beginning in 1986 and became its President and Chief Executive Officer in 1987. Mr. Gould also worked at J.W. Robinson’s Department Stores in Los Angeles from 1978 to 1986, serving as its Chairman and Chief Executive Officer from 1981 to 1986. Since November 2015, Mr. Gould has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Mr. Gould received his B.A. from Columbia College in 1966 and his M.B.A. from Columbia Business School in 1968.

Mr. Gould’s qualifications to serve on our Board include his extensive knowledge of and experience in the retail sector and management experience at multiple companies.

Trustee

Trustee Since: 2015
Age: 76

Steven H. Grapstein
Steven H. Grapstein has served as a Trustee since January 14, 2015. Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Since November 2015, Mr. Grapstein has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2003, Mr. Grapstein has served on the Board of Directors of Mulberry Plc, a UK listed company that wholesales and retails luxury leather goods in over 30 countries. Mr. Grapstein also held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company from 1999 to June 2014. Mr. Grapstein served as Chairman of Tesoro Corporation (NYSE: TSO) from 2010 through 2014 and served on its board from 1992 through May 2015. Mr. Grapstein holds a B.S. in Accounting from Brooklyn College (1979) and is a Certified Public Accountant (1981). He is also a director of several privately held hotel and real estate entities.

Mr. Grapstein’s qualifications to serve on our Board include his broad experience in the real estate and retail sectors across a variety of companies, as well as the knowledge of board responsibilities and mechanics he brings from his experience as a Chairman of a Fortune 100 public company and service on multiple board committees.

Trustee

Trustee Since: 2015
Age: 61

Steven J. Guttman
Steven J. Guttman has served as a Trustee since January 14, 2015. Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO’s Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with the Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, the position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 65 properties with in excess of 7 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member NAREIT since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a B.A. from the University of Pittsburgh in 1968, and received a J.D. from George Washington University in 1972.

Mr. Guttman’s qualifications to serve on our Board include his extensive career at a large, successful retail REIT (culminating with his service as Chief Executive Officer and Chairman of the Board), and his experience in the REIT industry generally, including his participation in NAREIT.

Trustee

Trustee Since: 2015
Age: 72

Amy B. Lane
Amy B. Lane has served as a Trustee since January 14, 2015. Ms. Lane was an investment banker for 26 years, primarily specializing in the retail and apparel industry during that time. From 1997 until her retirement in 2002, Ms. Lane served as a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc. Before working at Merrill Lynch, Ms. Lane founded and led the retail industry investment banking unit at Salomon Brothers, Inc., having joined that firm in 1989. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. Ms. Lane is currently a director of The TJX Companies, Inc., GNC Holdings, Inc. and NextEra Energy, Inc. Ms. Lane received an M.B.A. in Finance from The Wharton School and a B.S. degree from the University of Pennsylvania.

Ms. Lane’s qualifications to serve on our Board include her extensive experience in the retail and apparel sectors, as well as her financial expertise from her many years in investment banking.

Trustee

Trustee Since: 2015
Age: 66

Kevin P. O'Shea
Kevin P. O’Shea has served as a Trustee since December 29, 2014. Mr. O’Shea has been the Chief Financial Officer of AvalonBay Communities, Inc., a multifamily real estate investment trust, since May 31, 2014. Previously, he had served as Executive Vice President-Capital Markets and as Senior Vice President-Investment Management at AvalonBay. Mr. O’Shea joined AvalonBay in July 2003. Prior to that time, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his M.B.A. from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College.

Mr. O’Shea’s qualifications to serve on our Board include his education and experience in business and legal roles, his extensive experience in the REIT sector and his financial expertise stemming from his experience as the Chief Financial Officer of a major REIT and his experience in the real estate investment banking sector.

Trustee

Trustee Since: 2014
Age: 53

Steve Roth
Steven Roth has served as a Trustee since January 14, 2015. Mr. Roth has been the Chairman of the Board of Trustees of Vornado, a real estate investment trust, since May 1989 and Chairman of the Executive Committee of the Board of Trustees of Vornado since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado’s Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. Since 1968, he has been a general partner of Interstate Properties and he currently serves as its Managing General Partner. He is the Chairman of the Board and Chief Executive Officer of Alexander’s, Inc. and the Chairman of the Board of JBG Smith Properties. Mr. Roth was a director of J.C. Penney Company, Inc. (a retailer) from 2011 until September 13, 2013.

Mr. Roth’s qualifications to serve on our Board include his experience in leadership and board responsibilities for a major REIT (as well as with other significant real estate companies), his deep understanding of the class of assets held by the Company and his many years of experience in the real estate field generally.

Trustee

Trustee Since: 2015
Age: 77

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

Our Board is deeply focused on our corporate governance practices. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Trustee who is independent and Board committees comprised solely of independent Trustees. The Board believes its current structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Trustees. We value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. All of our Trustees are independent, except Jeffrey S. Olson, our Chairman and Chief Executive Officer and Mr. Roth.
As Chairman and Chief Executive Officer, Mr. Olson uses the in-depth focus and perspective gained as a senior executive leading other real estate companies and as an analyst covering many U.S. REITs to effectively and efficiently guide our Board. He fulfills his responsibilities through close interaction with our Lead Trustee, Michael A. Gould, who was elected to serve in that capacity by the independent Trustees of our Board.
The Board concluded that Mr. Olson, as a well-seasoned leader with a track record of running and analyzing real estate companies over a long period of time, is the best person to lead the Board. The Board also considered current Board relationships and determined that there is actual and effective independent oversight of management with Mr. Gould serving as independent Lead Trustee, providing significant independent oversight of the Board, and with the Board as a whole, being primarily comprised of members independent of management, also serving as an actual and effective independent voice.
Trustee Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our Trustees, and all of the members of the Audit, Compensation and Corporate Governance and Nominating Committees, be “independent.” The NYSE standards provide that, to qualify as an “independent” Trustee, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
In addition, our Board has adopted categorical standards to assist it in making determinations of independence. These categorical standards specify certain relationships that our Board has determined not to be material relationships that would categorically impair a Trustee’s ability to qualify as independent, including, among others, (i) a Trustee’s or his or her immediate family member’s status as an employee of an organization that has made payments to the Company, or that has received payments from the Company, not in excess of certain specified amounts; (ii) relationships with organizations with which the Company conducts business, in each case which owe money to the Company or to which the Company owes money not in excess of certain specified amounts; (iii) personal relationships between a Trustee (or a member of the Trustee’s immediate family) with a member of the Company’s management; and (iv) any other relationship or transaction that is not covered by any of the categorical standards that does not involve the payment of more than $100,000 in the most recently completed fiscal year of the Company. The Board of Trustees’ categorical standards are set forth in our Corporate Governance Guidelines on the Company’s website located at www.uedge.com.
In accordance with these categorical standards and the NYSE listing standards, the Board undertook its annual review of the independence of our Trustees at the meetings of the Corporate Governance and Nominating Committee on February 27, 2019 and of the Board of Trustees on February 28, 2019. During these reviews, the Board considered relationships between each Trustee or members of his or her immediate family and the Company, and whether there were transactions between the Trustees or members of their immediate families and the Company. The Board affirmatively determined that each of our Trustees, other than Messrs. Olson and Roth, satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In determining that Ms. Lane qualified as an independent director for purposes of her service on the Board and the committees on which she serves, the Board considered her membership on the board of directors of The TJX Companies, Inc., which is one of our largest tenants. The Board’s conclusion that this relationship did not impair Ms. Lane’s independence for purposes of her service on the Compensation Committee was primarily based on the fact that Ms. Lane serves as an independent, non-employee director of The TJX Companies, Inc., which is a relationship that is deemed immaterial pursuant to the categorical standards adopted by the Board. Therefore, we believe that all of these Trustees, who constitute a majority of the Board, are independent under the NYSE rules.

Lead Trustee

Our Corporate Governance Guidelines provide that a Lead Trustee shall annually be elected by a majority of the independent Trustees. Mr. Michael A. Gould has served as our Lead Trustee since 2015. The responsibilities and goals of our Lead Trustee are described in our Corporate Governance Guidelines and include the following:

•	Chairing all Board meetings at which the Chairman is not present, including executive sessions of the independent Trustees;

•	Consulting with the Chairman to suggest the schedule of Board meetings and annual or special meetings of shareholders;

•	Providing input to the Chairman to determine agendas for Board meetings;

•	Chairing all executive sessions of the Board and meetings of the independent Trustees;

•	Serving as a liaison between the Chairman/Chief Executive Officer and the independent Trustees;

•	Coordinating with the independent Trustees to evaluate the Chairman/Chief Executive Officer's performance in relation to annual goals and objectives;

•
Helping to develop a high-performing Board, by assisting Trustees in reaching consensus, keeping the Board focused on strategic decisions, managing information flow between the Trustees and management and coordinating activities across various committees; and

•	Supporting effective shareholder communication by the Chairman/Chief Executive Officer and the Board.

Corporate Governance Guidelines

Our Board has adopted a set of Corporate Governance Guidelines to assist it in guiding our governance practices. The Corporate Governance Guidelines are re-evaluated at least annually by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders. Our Corporate Governance Guidelines are available on our website under “About Us - Governance - Corporate Governance Guidelines” at www.uedge.com, or by requesting a copy in print, without charge, by contacting our Secretary at 888 Seventh Avenue, New York, New York 10019.
Our Trustees stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.
Board Committees

Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Membership of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is each composed of three Trustees who are each "independent" as defined under SEC rules and regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are posted on our website at www.uedge.com under "About Us - Governance."
The table below sets forth a summary of our committee structure and membership information.

	Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nomination Committee
	Michael A. Gould*		●	●
	Steven H. Grapstein	●		Chair
	Steven J. Guttman		●
	Amy B. Lane	●	Chair
	Kevin P. O'Shea†	Chair		●
*	Lead Trustee
†	Audit Committee Financial Expert

Audit Committee
The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. An independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of internal control over financial reporting and other procedures. Additional information regarding the Audit Committee's duties and responsibilities may be found on our website under "About Us - Governance - Audit Committee Charter."

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and is "independent" as defined under SEC rules and regulations and listing standards of the NYSE. The Board determined that Mr. O'Shea, the Chair of the Audit Committee, qualifies as an "Audit Committee Financial Expert," as defined in Item 401(h) of Regulation S-K. A report of the Audit Committee may be found on page 21.

Compensation Committee
The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under the Company’s 2015 Omnibus Share Plan ("2015 Omnibus Share Plan"). Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer and are subject to review and approval by the Compensation Committee. The Compensation Committee has authority under its charter to select, retain and approve fees for, and to terminate the engagement of, independent compensation consultants, outside legal counsel or other advisors as it deems appropriate without seeking approval of the Board or management. Additional information regarding the Compensation Committee's duties and responsibilities may be found on our website under "About Us - Governance - Compensation Committee Charter."
Each member of the Compensation Committee is "independent" as defined under SEC rules and regulations and listing standards of the NYSE. A report of the Compensation Committee may be found on page 49.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the Board and the development and review of our Governance Guidelines. It also reviews Trustee compensation and benefits, and oversees annual self-evaluations of the Board and its committees. The committee also makes recommendations to the Board concerning the structure and membership of the other Board committees as well as management succession plans. The committee selects and evaluates candidates for the Board in accordance with the criteria set out in the Company’s Governance Guidelines, a summary of which is provided below. The committee is then responsible for recommending to the Board a slate of candidates for Trustee positions for the Board’s approval. Additional information regarding the Corporate Governance and Nominating Committee's duties and responsibilities may be found on our website under "About Us - Governance - Corporate Governance and Nominating Committee Charter."

Each member of the Corporate Governance and Nominating Committee is "independent" as defined under SEC rules and regulations and listing standards of the NYSE.

Role of the Board and its Committees in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Olson, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.
The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.
The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.
The Corporate Governance and Nominating Committee oversees risks related to, among other matters, our governance structure and processes, succession planning, potential conflict of interest, and violations of the Company's Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

During 2018, the following trustees, all of whom are "independent" as defined under SEC rules and regulations and listing standards of the NYSE, served on our Compensation Committee: Michael A. Gould, Steven J. Guttman and Amy B. Lane. None of our executive officers serve as either a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings

In 2018, the Board held six meetings, the Audit Committee held seven meetings, the Compensation Committee held nine meetings and the Corporate Governance and Nominating Committee held six meetings. Each Trustee attended all of the Board meetings in 2018. We held our annual meeting of shareholders on May 9, 2018, which was attended by all Trustees.
The independent Trustees of our Board have the opportunity to meet in executive session, without management present, at each Board and committee meeting. The Lead Trustee presides over independent, non-management sessions of the Board.

Nomination of Trustees

Before each annual meeting of shareholders, the Corporate Governance and Nominating Committee considers the nomination of each Trustee whose term expires at the annual meeting of shareholders and will also consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason.
The process that this committee will use to identify a nominee to serve as a member of the Board will depend on the qualities being sought, but the Board will generally, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following, among other, criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which UE does business and in UE’s industry or other industries relevant to UE’s business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other Trustees and potential Trustees in building a board that is effective, collegial and responsive to the needs of the Company; and (v) diversity of viewpoints, experience and other demographics.
The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the Board. The Board will be responsible for selecting candidates for election as Trustees based on the recommendation of the Corporate Governance and Nominating Committee.
In addition to considering incumbent Trustees, the Corporate Governance and Nominating Committee may identify Trustee candidates based on recommendations from management and shareholders. Shareholder recommendations must be submitted in writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as Trustee, if elected. The Corporate Governance and Nominating Committee may request additional information in order to evaluate the nominee.

Under our current Bylaws, at a shareholder meeting to elect Trustees, a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.

In nominating Steven Roth for re-election at the 2019 annual meeting and assuming Mr. Roth were to be re-elected at all the boards on which he currently serves, the Corporate Governance and Nominating Committee considered that Mr. Roth would serve on boards of three public companies in addition to Vornado Realty Trust, where he serves as Chairman of the Board and Chief Executive Officer.  However, the Committee noted that Mr. Roth’s two most recently added Board seats resulted from spinning business units out of Vornado.  In the case of Urban Edge’s business, Mr. Roth acquired, developed and redeveloped and managed a substantial portion of our assets over a period of almost 40 years.  The Committee also noted that Mr. Roth is a highly-engaged board member, did not miss a board meeting in 2018 and possesses significant real estate and management experience.
Governance Enhancement Adopted Regarding Bylaws

In February 2019, the Board adopted a governance enhancement empowering shareholders to amend our Bylaws by the affirmative vote of the holders of a majority of all votes entitled to be cast on the matter. The power to amend our Bylaws had previously been reserved solely to the Board as permitted by Maryland law. The Board continues to have the power to adopt new Bylaws and to alter or repeal any provision of the Bylaws, co-extensive with the right of the shareholders described above. A shareholder proposal may not, without the approval of the Board, alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of directors and officers of the Company or (ii) Article XV of the Bylaws, which addresses procedures for amendment of the Bylaws.
Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.uedge.com, and these documents are available in print to any shareholder upon request by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary. Information on or connected to our website is not and should not be considered a part of this Proxy Statement.

Communication with the Board of Trustees

Our Board believes that shareholders and other constituents should have the ability to send written communications to the Board. Therefore, our policy is that all written communications to the Board as a whole should be addressed to the Chairman at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary. The Chairman will review all relevant written communications with the other members of the Board. Written communications to our independent and/or non-management members of the Board should be addressed to the Lead Trustee at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary.

COMPENSATION OF TRUSTEES

Non-employee members of the Board are compensated as follows:

(1)	each receives an annual cash retainer equal to $65,000;

(2)
each receives an annual grant of restricted Common Shares or restricted LTIP Units (“LTIP Units”) or deferred share units ("DSUs") in Urban Edge Properties LP (“UELP”), our operating partnership, with a value equal to $100,000 that will vest on the one-year anniversary of grant;

(3)	the Lead Trustee receives an additional annual cash retainer of $40,000;

(4)	the Chairman of the Audit Committee receives an additional annual cash retainer of $25,000;

(5)	the Chairman of the Compensation Committee receives an additional annual cash retainer of $20,000;

(6)	the Chairman of the Corporate Governance and Nominating Committee receives an additional annual cash retainer of $15,000; and
(7) members of the Audit, Compensation and Corporate Governance and Nominating Committees receive additional annual cash retainers of $12,500, $10,000 and $7,500, respectively.
Our Board and the Corporate Governance and Nominating Committee review our Trustee compensation at least annually. Our Board has the authority to approve all compensation payable to our Trustees, although the Corporate Governance and Nominating Committee is responsible for making recommendations to our Board regarding this compensation. For 2018, FTI Consulting, Inc. ("FTI Consulting") was hired to evaluate the structure and competitiveness of our Trustee compensation and recommend changes, as appropriate. Based on this review, the Corporate Governance and Nominating Committee recommended changes to our 2018 Trustee compensation to the full Board, and the full Board followed this recommendation.
2018 Trustee Compensation
The following table summarizes the compensation earned by and/or paid to our non-employee Trustees in respect of their 2018 Board and Committee service. Mr. Olson, our Chairman and Chief Executive Officer, does not receive compensation for his services as Trustee. Information regarding compensation for Mr. Olson can be found in the “Executive Officer Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael A. Gould	$122,500	$100,000	$222,500
Steven H. Grapstein	$92,500	$100,000	$192,500
Steven J. Guttman	$75,000	$100,000	$175,000
Amy B. Lane	$97,500	$100,000	$197,500
Kevin P. O'Shea	$97,500	$100,000	$197,500
Steven Roth	$65,000	$100,000	$165,000
______________________
(1) The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of restricted Common Shares, LTIP Units or DSUs granted at each Trustee's election during 2018 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (FASB ASC Topic 718). See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10‑K (the “Form 10-K) for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating the amounts reported.

(2) As of December 31, 2018, each individual who served as a non-employee Trustee during 2018 had outstanding the following number of unvested Common Shares, LTIP Units and DSUs:

Name	Shares/LTIP Units/DSUs
Michael A. Gould	4,552
Steven H. Grapstein	4,552
Steven J. Guttman	4,552
Amy B. Lane	4,552
Kevin P. O'Shea	4,552
Steven Roth	4,552

Stock Ownership Guidelines

We have adopted equity ownership guidelines for our Board. Under our guidelines, all non-employee Trustees are required to maintain a minimum ownership level of Common Shares (or certain securities convertible into or redeemable for Common Shares) equal to at least three times their annual cash retainer of $65,000. Our non-employee Trustees have until the end of the fifth full calendar year after becoming a Trustee to satisfy the ownership requirement. All non-employee Trustees currently satisfy these guidelines.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our current executive officers and further below are their biographical summaries. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position
Jeffrey S. Olson	51	Chairman and Chief Executive Officer
Christopher J. Weilminster	53	Executive Vice President and Chief Operating Officer
Donald T. Briggs	50	President of Development
Mark J. Langer	52	Executive Vice President and Chief Financial Officer
Herbert Eilberg	42	Chief Investment Officer
Jennifer Holmes	38	Chief Accounting Officer
Robert C. Milton III	47	Executive Vice President, General Counsel and Secretary
Mr. Olson's biographical summary is provided above under the caption “Proposal 1: Election of Trustees.”
Christopher J. Weilminster. Mr. Weilminster has served as our Executive Vice President and Chief Operating Officer since September 2018. Mr. Weilminster was previously as the President of the Mixed-Use Division at Federal Realty Investment Trust where he spent 28 years responsible for directing the overall strategy and day-to-day operations and leasing of the Trust’s mixed-use portfolio. Mr. Weilminster completed graduate work in Real Estate Development at Johns Hopkins University and earned his Bachelor of Science degree in Finance and Marketing from Syracuse University. He is an active member of the Urban Land Institute and the International Council of Shopping Centers. Mr. Weilminster is an Advisory Board member for Neediest Kids, a program of the National Center for Children and Families and a member of the MRED+U Board at the University of Miami.
Donald T. Briggs. Mr. Briggs has served as President – Development since September 2018. Mr. Briggs was previously the EVP-Development at Federal Realty Investment Trust where he spent 18 years and led the development team and was responsible for managing a diverse pipeline of retail and mixed-use developments including the development of Assembly Square in Boston, MA and Pike & Rose in North Bethesda, MD. Prior to joining Federal Realty Trust, he worked as a Development Manager for Cousins Properties and with Whiting-Turner Contracting Company as a senior project manager. He has a degree in architecture from the University of Florida and currently serves as the ULI Boston/New England Management Committee as the Governance Chair and is part of the Advisory Board Leadership Team, as a board member for NAIOP Massachusetts, and as a director of the Cambridge Trust Company.
Mark J. Langer. Mr. Langer has served as our Executive Vice President and Chief Financial Officer since April 20, 2015. Mr. Langer was previously the Chief Financial Officer of Equity One, Inc., a position he held since April 2009. Mr. Langer also served as the Chief Administrative Officer of Equity One from January 2008 until January 2011. From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisor. From 1988 to 2000, Mr. Langer was a certified public accountant at KPMG, LLP, where he was elected a partner in 1998. Mr. Langer has a B.B.A. in Accounting from James Madison University.
Herbert Eilberg. Mr. Eilberg has served as our Chief Investment Officer since April 20, 2015. Mr. Eilberg was previously Senior Vice President - Acquisitions at Acadia Realty Trust from 2011 to 2015, where he served as a key member of the acquisitions team and was responsible for sourcing, underwriting and closing core and value-add investments. Before joining Acadia, Mr. Eilberg worked on the investment teams at The Milestone Group, Perry Capital and Soros Real Estate Partners. Mr. Eilberg has a B.A. in Architectural Studies from Brown University.
Jennifer Holmes. Ms. Holmes has served as our Chief Accounting Officer since December 29, 2014. Ms. Holmes previously spent over eleven years in the audit practice at Deloitte & Touche LLP, specializing in real estate, before joining Vornado in December of 2014. Ms. Holmes earned a Bachelor’s degree in Business Administration from the University of Wisconsin-Madison. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Robert C. Milton III. Mr. Milton joined Urban Edge Properties as Executive Vice President, General Counsel and Secretary in January 2016. Mr. Milton was previously General Counsel, Chief Compliance Officer, Secretary of the Board and a Managing Director of CIFC Corp. (and its predecessor) from August 2008 to August 2015. From 1999 to 2008, he was an attorney with Milbank, Tweed, Hadley & McCloy LLP in its Global Finance department. Mr. Milton has a B.A. in Mathematics from Vassar College, a J.D. from Vanderbilt Law School and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of Common Shares and Units (as defined below) beneficially owned, as of March 11, 2019, by: (i) each person who holds more than a 5% interest in the Company or our operating partnership, UELP; (ii) Trustees of the Company; (iii) each named executive officer; and (iv) the Trustees and all executive officers of the Company as a group. Unless otherwise specified, “Units” are common limited partnership units of UELP and other classes of units convertible into such common limited partnership units (including LTIP Units). Percentage of total beneficial ownership is calculated based on 120,099,668 Common Shares and 7,109,981 Units as described in footnotes (1) through (4) of the table below.
Beneficial ownership of Common Shares is determined under the rules of the SEC and generally includes any Common Shares over which a person exercises sole or shared voting or investment power. Common Shares subject to Options currently exercisable or exercisable within 60 days of March 11, 2019 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. In the case of persons other than our executive officers and Trustees or where we have received additional information from the beneficial owner, the information presented in this table is based on filings with the SEC as of March 11, 2019. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the individuals and entities named in the table below have sole voting and investment power with respect to all Common Shares and Units below. The address of each Trustee and executive officer shown in the table below is c/o Urban Edge Properties, 888 Seventh Avenue, New York, NY 10019.

Name of Beneficial Owner	Number of Common Shares and Units(1)(2)	Percent of All Shares(1)(2)(3)	Percent of All Shares and Units(1)(2)(4)

5% Holders
Blackrock, Inc.(5)	16,389,507	13.6%	12.9%
The Vanguard Group, Inc.(6)	16,311,449	13.6%	12.8%
Cohen & Steers, Inc. (7)	7,688,561	6.4%	6.0%
T.Rowe Price Associates, Inc.(8)	7,628,326	6.4%	6.0%
Trustees, Nominees for Trustee and Named Executive Officers
Jeffrey S. Olson, Chairman and Chief Executive Officer(10)	1,518,886	1.3%	1.2%
Michael A. Gould, Trustee(10)	20,759	*	*
Steven H. Grapstein, Trustee(10)	25,311	*	*
Steven J. Guttman, Trustee(10)	25,311	*	*
Amy B. Lane, Trustee	20,759	*	*
Kevin P. O'Shea, Trustee	20,759	*	*
Steven Roth, Trustee(11)	4,205,220	3.5%	3.3%
Christopher J. Weilminster, Executive Vice President and Chief Operating Officer(10)	19,422	*	*
Donald T. Briggs, President of Development(10)	31,056	*	*
Mark J. Langer, Executive Vice President and Chief Financial Officer(10)	326,103	*	*
Herbert Eilberg, Executive Vice President and Chief Investment Officer (10)	46,294	*	*
Robert Minutoli, former Executive Vice President and Chief Operating Officer (retired)	192,047	*	*
All Current Trustees and Executive Officers as a Group	6,259,880	5.2%	4.9%
__________________
* Represents beneficial ownership of less than 1% of our outstanding Common Shares
(1) Numbers and percentages in the table are based on 120,099,668 Common Shares and 7,109,981 Units (other than Units held by the Company) outstanding as of March 11, 2019.
(2) The Company conducts its business through, and substantially all of its interests in properties are held by, UELP. The Company is the sole general partner of, and owns approximately 94.4% of the Units of UELP as of March 11, 2019 (one Unit for each Common Share outstanding). Generally, any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the

Company) have the right to have their Units redeemed in whole or in part by UELP for cash equal to the fair market value at the time of redemption of one Common Share for each Unit redeemed or, at the option of the Company, one Common Share, subject to customary anti-dilution provisions (the "Unit Redemption Right").
(3) The total number of Shares outstanding used in calculating this percentage assumes that all Shares that each person has the right to acquire within 60 days of the record date (pursuant to the exercise of options or upon the redemption or conversion of other Company or UELP securities for or into Shares) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(4) The total number of Shares and Units outstanding used in calculating this percentage assumes that all Shares and Units that each person has the right to acquire within 60 days of the record date (pursuant to the exercise of options or upon the redemption or conversion of Company or UELP securities for or into Shares or Units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(5) The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10022. Ownership information based on Blackrock’s Schedule 13G/A filed January 31, 2019. The number of Common Shares with respect to which the reporting person has sole voting power is 16,095,228.

(6)
This amount includes 5,444,839 shares of common stock beneficially owned by the Vanguard Specialized Funds - Vanguard Real Estate Index Fund (the "Index Fund"). The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information with respect to The Vanguard Group is based on the Schedule 13G/A filed with the SEC on February 11, 2019 and the information with respect to the Index Fund is based solely upon information filed separately by the Index Fund with the SEC on Schedule 13G/A on January 31, 2019. The Vanguard Group has sole voting power with respect to 228,479 shares, shared voting power with respect to 126,015 shares, sole dispositive power with respect to 16,065,764 shares and shared dispositive power with respect to 245,685 shares. The Index Fund has sole voting power with respect to 5,444,839 shares and no shared voting power and no sole or shared dispositive power with respect to any shares.

(7) The address of Cohen & Steers, Inc. is 2280 Park Avenue, 10th Fl., New York, NY 10017. Ownership information based on Cohen & Steers, Inc.’s Schedule 13G/A filed February 14, 2019. The number of Common Shares with respect to which the reporting person has sole voting power is 6,668,713.
(8) The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. Ownership information based on T.Rowe Price’s Schedule 13G/A filed February 14, 2019. The number of Common Shares with respect to which the reporting person has sole voting power is 978,032.
(10) The number of Common Shares and Units (but not the number of Common Shares alone) beneficially owned by the following persons does not include the number of unvested restricted LTIP Units as indicated: Herbert Eilberg - 44,484 LTIP Units; Donald T. Briggs - 192,497 LTIP Units; Steven H. Grapstein - 4,552 LTIP Units; Mark J. Langer - 139,143 LTIP Units; Robert Minutoli - 154,875 LTIP Units; Jeffrey S. Olson - 291,514 LTIP Units; and Christopher J. Weilminster - 192,497 LTIP Units. The number of Common Shares or Units beneficially owned by the following persons includes the number of unvested Common Shares as indicated: Herbert Eilberg - 14,430; Steven Guttman - 4,552; Mark J. Langer - 17,097; and Jeffrey S. Olson - 5,316.
(11) 1,318,731 of these Common Shares were acquired in the pro rata distributions made by each of Vornado and VRLP in connection with the spinoff of the Company from Vornado. Mr. Roth’s total beneficial ownership amount includes 1,936 shares held by the Daryl and Steven Roth Foundation, 2,802,526 shares held by Interstate Properties (a New Jersey general partnership of which Mr. Roth is the managing general partner), 18,649 shares held by Mr. Roth’s spouse and 38,067 held in trust for Mr. Roth's children. Mr. Roth does not deem the holding of these shares as an admission of beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Trustees, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2018 these persons timely filed all reports they were required to file under Section 16(a).

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018, and the Board is asking shareholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014 and is considered by our management to be well qualified. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services
The following table summarizes the aggregate fees for professional services rendered to us by Deloitte & Touche LLP (“Deloitte”) for the years ended December 31, 2018 and 2017:

	2018	2017
Audit fees(1)	$932,000	$895,000
Audit-related fees(2)	441,000	898,000
Tax fees(3)	267,000	358,000
Total Fees	$1,670,000	$2,151,000
___________________

(1)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2018 and 2017, for professional services rendered for the audits of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2018 and 2017 for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated financial statements which are not reported under “Audit Fees,” and generally includes fees for stand-alone audits of subsidiaries and accounting consultations. The increase in audit-relates fees for 2017 primarily relates to work performed on the acquisition of approximately $450 million of properties and audit procedures performed during the implementation of a new enterprise resource planning system.

(3) Represents the aggregate fees billed by Deloitte for the years ended December 31, 2018 and 2017 for professional services rendered for tax compliance, tax advice and tax planning.  Tax fees generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

Pre-Approval Policies and Procedures
The Audit Committee established a policy of reviewing and approving engagement letters with our independent registered public accounting firm for the services described under “Audit Fees” before the provision of those services, and has pre-approved the use of our independent registered public account firm by the Company for additional audit-related and other services of up to $50,000 in each case. Any services not specified that exceed those amounts must be approved by the Audit Committee before the provision of such services commences. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2018.

AUDIT COMMITTEE REPORT

In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate.
Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2018, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.

Kevin P. O’Shea (Chair)
Steven H. Grapstein
Amy B. Lane

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview
The “Executive Officer Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2018. For the fiscal year ended December 31, 2018, our NEOs and their titles were as follows:

•	Jeffrey S. Olson - Chairman and Chief Executive Officer (“CEO”)

•	Christopher J. Weilminster - Executive Vice President and Chief Operating Officer (“COO”)

•	Donald T. Briggs - President of Development

•	Mark J. Langer - Executive Vice President and Chief Financial Officer (“CFO”)

•	Herbert Eilberg - Chief Investment Officer ("CIO")

•	Robert Minutoli - Former Executive Vice President and Chief Operating Officer (“former COO”)

Executive Summary
Our executive compensation philosophy emphasizes performance-based compensation over guaranteed pay. Our pay-for-performance philosophy is evidenced by a significant portion of the NEO's total compensation being based on (i) quantifiable performance metrics and role specific objectives determined by an annual formulaic short-term incentive compensation program that aligns with our objectives for that year and (ii) performance-based long-term incentives based on absolute and relative total shareholder return (“TSR”) measured over a cumulative three-year period.
2018 Business Highlights
In 2018, we:

•	Successfully transitioned our executive team following the retirement of our former Chief Operating Officer;

•	Generated Funds From Operations (“FFO”) as Adjusted of $1.31 per diluted share;

•	Increased same-property cash Net Operating Income (“NOI”) including properties in redevelopment by 1.4% over the prior year;

•	Completed $54.1 million in development, redevelopment and anchor repositioning projects, ending the year with approximately $197 million in active projects; and

•	Added $49 million in active redevelopment projects that will improve the assets while generating attractive unleveraged returns.

For reconciliations of FFO as Adjusted and same-property cash NOI to the most directly comparable GAAP financial measures and why we view these measures to be useful supplemental performance measures, see “Non-GAAP Financial Measures” below.
Successful Recruitment of Chief Operating Officer and President of Development

In 2018, we recruited a new Chief Operating Officer, Christopher J. Weilminster, and President of Development, Donald T. Briggs, each with decades of experience in retail real estate, most recently at Federal Realty Investment Trust. They each have the talent, creativity and experience to develop large-scale mixed-use and differentiated retail projects. They were responsible for, among other projects, Assembly Square in Boston, MA and Pike & Rose in North Bethesda, MD, two examples of successful multi-billion dollar mixed-use properties that incorporate retail, residential, office and hotel components.

The addition of Messrs. Weilminster and Briggs to our executive team bolsters our ability to ensure the successful execution of the Company’s development and leasing strategies. Messrs. Weilminster and Briggs have transformed numerous shopping centers into iconic retail and mixed-use destinations and are widely recognized for their innovation. Their experience will serve to benefit shareholders through their ability to unlock and capitalize on significant value-creation opportunities.

Each of Messrs. Weilminster and Briggs' 2018 base salary and cash bonus and the inducement awards granted in connection with their hiring were as follows:

Executive	Component	2018 - As Reported in Summary Compensation Table
Mr. Weilminster	Make-whole LTIP Units for compensation forfeited at prior employer(1)	$831,471
	Inducement LTIP Units(1)	$2,867,774
	One-Time Inducement Options(1)	$4,670,000
	Sign-on Bonus	$500,000
	Compensation relating to 2018 services(2)	$619,589

Mr. Briggs	Make-whole LTIP Units for compensation forfeited at prior employer(1)	$1,083,696
	Inducement LTIP Units(1)	$2,867,774
	One-Time Inducement Options(1)	$4,670,000
	Sign-on Bonus	$500,000
	Compensation relating to 2018 services(2)	$619,589
___________________________________
(1) Compensation was awarded pursuant to the the Urban Edge Properties 2018 Inducement Equity Plan (the “Inducement Plan”), which is an omnibus equity plan with terms and conditions substantially similar to those under the 2015 Omnibus Share Plan that we adopted in 2018 to cover these grants made to Messrs. Weilminster and Briggs.
(2) Pursuant to their respective employment agreements, beginning in 2019, Messrs. Weilminster and Briggs' annual target compensation is a base salary of $500,000, target cash bonus of $500,000 and annual time and performance-based long-term incentive awards with a grant date fair value of $1,500,000.

This compensation was paid to Messrs. Weilminster and Briggs pursuant to the terms of employment agreements that we negotiated with each of these executives in connection with their hiring. The make-whole LTIP Units vest over approximately three years based on the vesting dates of the equity awards granted by the prior employer that Messrs. Weilminster and Briggs forfeited when they joined the Company. The inducement LTIP Units and options are structured to vest over five years, with one-third vesting on each of the third, fourth and fifth anniversary of the grant date, and accordingly provide long-term alignment with our shareholders and a long-term incentive to increase the value of the Company. See “Executive Officer Compensation-Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control” for a summary of the employment agreements that we entered into with Messrs. Weilminster and Briggs.

Say on Pay Voting Results
At our 2018 annual meeting of shareholders, we received approximately 99.2% approval for our annual advisory “say on pay” vote to approve the compensation of our NEOs was approved. The Compensation Committee believes that the voting results demonstrate significant support for our NEO compensation program.

Summary of Employment Agreement Compensation Terms
Below is a summary of the compensation-related terms included in each NEO’s respective employment agreement or offer letter applicable to 2018 annual compensation and, for Messrs. Weilminster and Briggs, ongoing annual compensation thereafter:

Executive	Base Salary	Bonus	Annual Equity Grants
Jeffrey S. Olson (Chairman and Chief Executive Officer)	$1,000,000	Annual target bonus of no less than 100% of base salary.	Annual grants of stock options with a grant date Black Scholes value equal to $500,000 and vesting ratably over four years, subject to continued employment through each vesting date.
Christopher J. Weilminster (Executive Vice President and Chief Operating Officer)	$500,000	Annual target bonus of no less than 100% of base salary payable in cash. The annual bonus in respect of fiscal year 2018 is not to be less than $500,000.
For 2018, LTIP Units with a value equal to $825,000 vesting ratably over three years, which were granted in early 2019. Thereafter, annual equity grant with a value at target of $1,500,000 under the Company's long-term incentive plans, with $500,000 vesting ratably over three years and $1,000,000 subject to performance based criteria and five-year vesting.

Donald T. Briggs (President of Development)	$500,000	Annual target bonus of no less than 100% of base salary payable in cash. The annual bonus in respect of fiscal year 2018 is not to be less than $500,000.
For 2018, LTIP Units with a value equal to $825,000 vesting ratably over three years, which were granted in early 2019. Thereafter, annual equity grant with a value at target of $1,500,000 under the Company's long-term incentive plans, with $500,000 vesting ratably over three years and $1,000,000 subject to performance based criteria and five-year vesting.

Mark J. Langer (Executive Vice President and Chief Financial Officer)	$525,000	Annual target bonus of no less than 100% of base salary.	Annual grants of stock options with a grant date Black Scholes value equal to $200,000 and vesting ratably over three years, subject to continued employment through each vesting date.
Herbert Eilberg (Chief Investment Officer)	$350,000	N/A	N/A
Robert Minutoli (retired) (Former Executive Vice President and Chief Operating Officer)	$600,000	Annual target bonus of no less than 100% of base salary payable 100% in cash.	Annual target equity grant of $350,000 vesting ratably over three years, subject to continued employment through each vesting date (other than in connection with retirement).

Compensation Review Process

Compensation Program Objectives

UE’s Compensation Committee has established executive compensation objectives and a philosophy to attract, retain and appropriately reward a “best-in-class” executive management team. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. Accordingly, the objectives of our executive compensation program are to:

•	Attract and retain a highly-skilled, “best-in-class” team of executives.

•	Motivate our executives to contribute to the achievement of company-wide, business-unit and individual goals.

•	Emphasize equity-based incentives with long-term performance measurement periods and vesting conditions.

•	Align the interests of executives with shareholders by linking payouts under annual incentives to performance measures that promote the creation of long-term shareholder value.

•	Achieve an appropriate balance between risk and reward in our compensation program that does not encourage excessive or inappropriate risk-taking.

•	Encourage equity ownership by our executives over the course of their employment, aligning executive interests with those of our shareholders.

•	Maintain a best-in-class compensation program that incorporates best practice policies from the perspective of shareholders, peers and other relevant sources.

Our executive compensation program is intended to reward the achievement of annual, long-term and strategic goals of both the Company and the individual executive. To achieve these objectives, our executive compensation program includes fixed, variable, annual and long-term components as described below. In particular, for our Chairman and CEO, a majority of his compensation is in the form of equity compensation subject to multi-year, time-based vesting and/or TSR performance designed to ensure that the value of the compensation that he ultimately realizes is based on our share price performance, further aligning his interests with those of the Company and our shareholders.

Role of the Compensation Committee and our Chief Executive Officer
The purposes and responsibilities of the Compensation Committee in making compensation decisions include:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;

•
Review and approve the total compensation package for the Company's officers at the level of executive vice-president and above, and all equity awards under the Company's 2015 Omnibus Share Plan and 2018 Inducement Plan;

•
Make recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval and approve any new or materially amended equity compensation plan where shareholder approval has not been obtained; and

•	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies.

The Compensation Committee also may retain, at our expense, and terminate independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. In setting the 2018 compensation for our NEOs (other than the CEO), the Compensation Committee also considered the recommendations of the CEO.
Role of the Independent Compensation Consultant and Use of Peer Group Data
The Compensation Committee selected and directly engaged FTI Consulting as its compensation consultant for 2018. FTI Consulting provides the Compensation Committee with peer executive compensation data and expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate FTI Consulting as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that FTI Consulting is independent from management based upon the consideration of relevant factors, including the following:

•	FTI Consulting does not provide any services to us except advisory services to the Compensation Committee;

•	The amount of fees received from us by FTI Consulting is not material as a percentage of FTI Consulting’s total revenue;

•	FTI Consulting has policies and procedures that are designed to prevent conflicts of interest;

•
FTI Consulting and its employees that provide services to the Compensation Committee do not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and

•	FTI Consulting and its employees that provide services to the Compensation Committee do not own any of our Common Shares.

Based on the data and analysis provided by FTI Consulting, the Compensation Committee has developed a compensation plan that seeks to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry. The Compensation Committee considered FTI Consulting’s peer group analysis when considering base salaries and bonuses paid to our executives for 2018.

In addition, FTI Consulting provided compensation analyses and advice in connection with the recruitment and hiring of the Company's new COO and President of Development, two high-performing executives within the retail REIT industry.

In selecting the peer group, the Compensation Committee considers REITs that have at least two of the following characteristics:

•	Retail property focus (shopping centers, freestanding retail and regional malls);

•	REITs with a geographic focus similar to that of the Company and with which the Company directly competes for talent; and

•	Market capitalization no less than approximately one half (½) and no more than approximately two and a half (2 ½) times the market capitalization of UE.

The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data at year end 2018:

Company	Implied Equity Market Cap ($)(1)	Total Enterprise Value ($)(1)	Headquarters	REIT Sector
Acadia Realty Trust	2,056	4,147	Rye, NY	Shopping Centers
Empire State Realty Trust, Inc.	4,577	6,274	New York, NY	Office
Kite Realty Group Trust	1,210	2,768	Indianapolis, IN	Shopping Centers
Lexington Realty Trust	1,970	3,611	New York, NY	Diversified
Mack-Cali Realty Corp.	1,968	4,860	Jersey City, NJ	Specialty
Paramount Group, Inc.	3,244	6,763	New York, NY	Office
Retail Opportunity Investments Corp.	1,994	3,454	San Diego, CA	Shopping Centers
Retail Properties of America, Inc.	2,308	3,838	Oak Brook, IL	Shopping Centers
Seritage Growth Properties	1,804	2,890	New York, NY	Regional Malls
SITE Centers Corp.	2,055	4,959	Beachwood, OH	Shopping Centers
Spirit Realty Capital, Inc.	3,024	5,253	Dallas, TX	Free Standing
Tanger Factory Outlet Centers, Inc.	1,984	3,727	Greensboro, NC	Shopping Centers
Washington Prime Group Inc.	1,073	4,273	Columbus, OH	Shopping Centers
Weingarten Realty Investors	3,220	5,157	Houston, TX	Regional Malls
Urban Edge Properties	2,115	3,217	New York, NY	Shopping Centers
_________________
(1) As of December 31, 2018.

Analysis of Risk Associated with our Executive Compensation Program
Our Compensation Committee has considered the concept of risk as it relates to our executive compensation program and the Compensation Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance.
The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short- and long-term corporate performance. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so. The Company and Compensation Committee also believe that the mix of quantifiable performance metrics used in our long-term equity-based compensation plans and the STI program and the subjective role specific objectives included in the STI Program provides an incentive for our executives to produce superior performance without the distorting effects of providing a pre-determinable compensation award based on the performance of only one division or business unit or upon other results that may not reflect the long- or short-term results of the Company as a whole.
As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.
Elements of Compensation
Base Salary: Description and Analysis
Although the Compensation Committee does not set base salary levels equal to any specific percentage of base salaries paid to comparable officers in the peer group, the NEOs are paid an amount in the form of base pay within the range of base salaries paid in the peer group and sufficient to attract executive talent and maintain a stable management team.
Our NEOs have base salaries as follows:

Name	2018 Annual Base Salary	2017 Annual Base Salary
Mr. Olson	$1,000,000	$1,000,000
Mr. Weilminster	$500,000	-
Mr. Briggs	$500,000	-
Mr. Langer	$525,000	$525,000
Mr. Eilberg	$350,000	$350,000
Mr. Minutoli	$600,000	$500,000

Annual base salaries of each NEO are reviewed each year by the Compensation Committee and, under the applicable employment agreement or offer letter may be increased by the Compensation Committee as needed.
Annual Cash and Equity Incentives - 2018 Short-Term Incentive Compensation Plan
We implemented a short-term incentive compensation program in 2018 (the "2018 STI Program"), which provides annual bonuses to executives based on performance criteria established by the Compensation Committee at the beginning of the year. Participants earn bonuses based on the level of achievement of pre-established Company and individual-specific performance metrics paid 60% in cash and 40% in time-based equity. Prior year short-term incentive programs have been paid 50% in cash and 50% in time-based equity. For 2018, the Compensation Committee increased the cash component to 60%, and expects to continue to increase the cash weighting, which is consistent with market practice for short-term incentive programs. The increased weighting to cash compensation was coupled with the addition of a time-based equity element in our long-term equity-based program to strengthen the retentive aspect of our compensation program overall.

The 2018 STI Program sets forth threshold, target and maximum award levels for each NEO (other than Messrs. Weilminster and Briggs who did not participate in the plan as they joined the Company after it had already been established) as a percentage of their base salaries as follows:

Executive	Threshold	Target	Maximum
Mr. Olson	50%	100%	200%
Mr. Langer	50%	100%	175%
Mr. Eilberg	50%	115%	150%
Mr. Minutoli	50%	100%	175%

The company-wide and individual performance measures, the weightings and the relevant performance range applicable to each NEO under the 2018 STI Program are set forth below:

Performance Measures - Mr. Olson	Weighting	Performance Range
FFO as Adjusted (per share)	30.00%	$1.18 - $1.34
Same Property NOI Growth	20.00%	0.80% - 3.8%
Development/Redevelopment: Active Project Completion (1)	10.00%	$50.5 - $61.7
Development/Redevelopment: Active Project Additions (2)	10.00%	$76.9 - $93.9
Strategic: Secure Joint Venture Partner	10.00%	1 - 5
Role Specific Objectives	20.00%	1 - 5
	100%

Performance Measures - Mr. Langer	Weighting	Performance Range
FFO as Adjusted (per share)	18.86%	$1.18 - $1.34
Strategic: Secure Joint Venture Partner	16.00%	1 - 5
Same Property NOI Growth	12.57%	0.80% - 3.8%
Accuracy, Quality and Timing of Reporting and Internal Controls	10.00%	1 - 5
IT Transition Implementation	10.00%	1 - 5
Development/Redevelopment: Active Project Completion (1)	6.29%	$50.5 - $61.7
Development/Redevelopment: Active Project Additions (2)	6.29%	$76.9 - $93.9
Role Specific Objectives	20.00%	1 - 5
	100%

Performance Measures - Mr. Eilberg	Weighting	Performance Range
Acquisitions / Dispositions	30.00%	1 - 5
FFO as Adjusted (per share)	18.75%	$1.18 - $1.34
Same Property NOI Growth	12.50%	0.80% - 3.8%
Development/Redevelopment: Active Project Completion (1)	6.25%	$50.5 - $61.7
Development/Redevelopment: Active Project Additions (2)	6.25%	$15 - $25
Strategic: Secure Joint Venture Partner	6.25%	1 - 5
Role Specific Objectives	20.00%	1 - 5
	100%

Performance Measures - Mr. Minutoli	Weighting	Performance Range
FFO as Adjusted (per share)	30.00%	$1.18 - $1.34
Same Property NOI Growth	20.00%	0.80% - 3.8%
Development/Redevelopment: Active Project Completion (1)	10.00%	$50.5 - $61.7
Development/Redevelopment: Active Project Additions (2)	10.00%	$76.9 - $93.9
Strategic: Secure Joint Venture Partner	10.00%	1 - 5
Role Specific Objectives	20.00%	1 - 5
	100%
__________________
     (1) Determined by reference to millions of dollars of value creation.
     (2) Determined by reference to millions of dollars of estimated gross cost.

The 2018 STI Program is based in part on the achievement of several objective Company performance criteria that incentivize management to focus on financial goals that are aligned with our annual operating budget and strategic goals for the year. The Compensation Committee determined that each goal was challenging and set at levels that would require the Company to work toward meaningful achievement of measures that would promote both short- and long-term value.

The 2018 STI Program also contained a discretionary element based on the Compensation Committee’s assessment of our Company’s performance and the executive’s individual performance, with input from our CEO, as applicable. In determining whether each executive should be eligible to receive a discretionary bonus, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2018 accomplishments, including the performance set forth under “2018 Business Highlights” and performance in, but not limited to, the following categories: (i) capital markets; (ii) acquisitions/dispositions; (iii) operations; and (iv) leadership.

Based on actual performance in 2018 and the weightings assigned to each performance measure, the Compensation Committee determined the 2018 STI Program awards set forth below:

Name	Total STI Award (as % of Base Salary)	Actual 2018 STI Cash Award ($)	Actual 2018 STI Equity Award ($)(1)	Total 2018 STI Award ($)(2)
Mr. Olson	124%	$744,565	$496,377	$1,240,942
Mr. Langer	108%	$339,779	$226,519	$566,298
Mr. Eilberg	112%	$235,611	$154,179	$392,685
Mr. Minutoli	109%	$655,656	—	$655,656
__________________
(1) The cash awards were paid in March 2019 and are reflected in the Non-Equity Incentive Plan Compensation column for 2018 of the Summary Compensation Table below.
(2) The equity bonus amounts are not reflected in the Summary Compensation Table below as they were granted in February 2019.

Long-Term Equity-Based Compensation
2015 Outperformance Plan
On November 6, 2015, the Compensation Committee approved the Company’s 2015 Outperformance Plan ("2015 OPP"), a multi-year performance-based equity compensation program. Under the 2015 OPP, participants could earn awards in the form of LTIP Units based on our absolute TSR (weighted 33.33%) and our TSR relative to a peer group (weighted 66.67%) over a three-year measurement period from November 6, 2015 (the "Plan Commencement Date") through November 5, 2018 (the "Measurement Period End Date").
Participants would not earn any awards under the 2015 OPP unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period was at least 21% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period was at least at the 50th percentile of our peer group. The maximum number of LTIP Units would have been earned under the 2015 OPP if the Company both (a) achieved 50% or higher TSR over the three-year measurement period and (b) was in the 75th or higher percentile of our peer group for TSR over the three-year measurement period.

On the Plan Commencement Date, our NEOs were awarded the Maximum Potential Units set forth below and the number of units earned was determined based on the Company’s absolute and relative TSR over the three-year measurement period ending on the Measurement Period End Date (unearned units were forfeited as of that date). The table below sets forth the Threshold, Target and Maximum Potential Units and the units actually earned:

Name	Threshold Units	Target Units	Maximum Potential Units	Total Units Earned (1)(2)
Mr. Olson	16,800	50,400	84,000	61,497
Mr. Langer	11,760	35,280	58,800	43,048
Mr. Eilberg	3,360	10,080	16,800	12,299
Mr. Minutoli	13,440	40,320	67,200	49,198
__________________
(1) 50% of the earned units vested on the Measurement Period End Date and 25% will vest on each of the first and second anniversaries thereafter.
(2) During the measurement period, distributions on the units were paid at 10% of the rate paid on the Company’s Common Shares. On the Measurement Period End Date, recipients received the remaining 90%, paid in additional units, on the units actually earned. Such additional units were 5,497; 3,848; 4,398 and1,099, respectively, for Messrs. Olson, Langer, Minutoli and Eilberg and are included in the Total Units Earned presented.

2017 Outperformance Plan
On February 24, 2017, the Compensation Committee established the Company’s 2017 Outperformance Plan ("2017 OPP"), which is essentially the same as the 2015 OPP with the notable exception of the weighting of the absolute and relative TSR, which is 25% and 75%, respectively (as opposed to 33.33% and 66.67%, respectively, under the 2015 OPP). Under the 2017 OPP, awards are also granted in LTIP Units based on our absolute TSR and our TSR relative to a peer group over a three-year measurement period from February 24, 2017 through February 23, 2020.
Participants will not earn any awards under the 2017 OPP unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period is at least 21% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period is at least at the 50th percentile of our peer group. The maximum number of LTIP Units will be earned under the 2017 OPP if the Company both (a) achieves 50% or higher TSR over the three-year measurement period and (b) is in the 75th or greater percentile of our peer group for TSR over the three-year measurement period.
2018 Long-Term Incentive Plan
On February 22, 2018, the Compensation Committee established the Company’s 2018 Long-Term Incentive Plan ("2018 LTI Plan"), a multi-year equity compensation plan. The 2018 LTI Plan is comprised of both performance-based and time-based vesting awards. Equity awards made under the 2018 LTI Plan are weighted, in terms of grant date fair value, 80% performance-based and 20% time-based for each of the NEOs, with the exception of Mr. Minutoli who received solely performance-based awards (as he separately received a time-based equity award in 2018).
The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based portion of the plan) and our TSR relative to a peer group (75% of the performance-based portion of the plan) over a three-year measurement period from February 22, 2018 through February 21, 2021.
Participants will not earn any performance-based awards under the 2018 LTI Plan unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period is at least 18% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period is at least at the 35th percentile of our peer group. The maximum number of LTIP Units will be earned under the performance-based portion of the 2018 LTI Plan if the Company achieves both (a) 36% or higher TSR over the three-year measurement period and (b) is in the 75th or greater percentile of our peer group for TSR over the three-year measurement period. If our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component. Listed below is the threshold, target and maximum number of performance-based LTIP Units that each NEO (other than Messrs. Weilminster and Briggs who did not participate in the 2018 LTI Plan as they joined the company after the plan had already been established) will be eligible to earn upon achieving both goals discussed above at the conclusion of the performance period:

Executive	Threshold Units(1)	Target Units	Maximum Potential Units(2)	Grant Date Value(3)
Mr. Olson	25,517	63,793	105,258	$1,167,292
Mr. Langer	11,741	29,353	48,432	$537,100
Mr. Eilberg	3,355	8,386	13,838	$153,457
Mr. Minutoli	16,773	41,932	69,188	$767,286
__________________
(1) Represents the number of units earned if the minimum threshold for the performance-based awards under the 2018 LTI Plan is met (40%
of the Target Units).
(2) Represents the maximum number of units earned if the maximum performance thresholds are met (165% of the Target Units).
(3) Represents the grant date fair value computed in accordance with FASB ASC 718.

Absolute TSR Component (25% of the performance-based portion of the Award)	% of Target Units Earned
18%	40%
27%	100%
36%	165%

Relative TSR Component (75% of the performance-based portion of the Award)	% of Target Units Earned
35th Percentile	40%
55th Percentile	100%
75th Percentile	165%
The number of LTIP Units that are earned if performance is between threshold and target or target and maximum, will be determined based on linear interpolation between the percentages earned at the applicable levels. During the performance measurement period, participants will receive distributions of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders with respect to their LTIP Units and the remaining distributions on their LTIP Units will accrue during the performance measurement period and will be paid to participants only if the LTIP Units are ultimately earned based on the achievement of the designated performance objectives.
If the designated performance objectives are achieved, the performance-based awards earned under the 2018 Performance Plan will also be subject to vesting based on continued employment with the Company through February 21, 2023, with 50% of each earned award vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 21, 2022 and February 21, 2023.
In 2018 it was determined to strengthen the retentive aspect of our compensation program by including time-based awards in the 2018 LTI Plan. Time-based vesting equity awards serve as a meaningful way to enhance retention of our executive team by removing the uncertainty of those time-based grants being made subject to performance-based criteria. The time-based awards, also granted in LTIP Units, vest ratably over three years (or four in the case of Mr. Olson). Listed below are the number of LTIP Units that each NEO was granted on February 22, 2018:

Name	Time-Based Vesting LTIP Units	Grant Date Value
Mr. Olson	13,485	$291,823
Mr. Langer	6,205	$134,275
Mr. Eilberg	1,773	$38,364
Mr. Minutoli(1)	—	—
__________________
(1) Mr. Minutoli was separately granted restricted Common Shares that vests over three years with a grant date fair value of $350,005.

Overall, the Compensation Committee established the amounts of the 2018 LTIP Plan awards to be granted to each of the NEOs based on the anticipated grant date fair values of the awards, its review of peer group data and its view of appropriate award amounts in light of each of our executive’s roles, responsibilities and experience and its desire to offer competitive compensation including an appropriate mix of cash and equity compensation.

Messrs. Weilminster and Briggs did not participate in the 2018 LTIP Plan but were each granted $825,000 in LTIP Units on February 27, 2019 pursuant to the terms of their employment agreements. These awards were meant to compensate them for both (i) their long-term incentive plan awards in respect of 2018 forfeited at their prior employer and (ii) long-term incentive awards for the portion of 2018 that they were employed by the Company.

Additional Long-Term Equity Based Compensation

In addition to the awards granted under the 2018 LTI Program, UE granted the following long-term incentive equity awards with the following grant date values to Messrs. Olson, Langer and Minutoli based on their employment agreements and offer letter, respectively:

Name	2018 Stock Options(1)	2018 Restricted Shares(2)
Mr. Olson	$500,000
Mr. Langer	$200,000
Mr. Minutoli		$350,005
__________________
(1) The stock options were granted on February 22, 2018 pursuant to the 2015 Omnibus Share Plan with 10-year contractual lives and vest ratably over three years or four years in the case of Mr. Olson, subject to continued employment through each vesting date, with the initial vesting occurring on February 22, 2019.
(2) The restricted stock was awarded on February 22, 2018 under the terms of the 2015 Omnibus Share Plan. Pursuant to the terms of Mr. Minutoli's Offer Letter, these shares became fully vested upon his retirement in January 2019.

During 2018, UE also granted long-term incentive equity awards to Messrs. Weilminster and Briggs pursuant to the terms of employment agreements that we negotiated with each of these executives in connection with their hiring. See “-Executive Summary - Successful Recruitment of Chief Operating Officer and President of Development” above and “Executive Officer Compensation-Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control” for a summary of these awards and the employment agreements that we entered into with Messrs. Weilminster and Briggs.

Benefits and Perquisites
We provide our NEOs with certain perquisites that we believe are reasonable and in line with the prevailing competitive market. In the case of Messrs. Langer and Minutoli, these perquisites include supplemental life, disability and similar insurance premiums not to exceed $30,000 in any calendar year. Additionally, due to the location of our corporate offices in New York City and the extensive business-related travel requirements of our NEOs, we provide certain of our NEOs with the use of a car and/or driver or a car allowance. Providing a car and driver allows these executive officers to use their travel time efficiently and productively for business purposes. Accordingly, we believe providing these benefits serves the best interests of our shareholders as it allows our executives to continue to focus on Company matters while traveling. While providing a car and driver does provide incidental personal benefit to the executive, the cost of this personal benefit constitutes only a small percentage of the executive’s total compensation. Nevertheless, the amounts disclosed in this Proxy Statement for car and driver costs include the entire value of the benefit, both business and personal.

Governance Policies Relating to Compensation
Equity Ownership Guidelines
To further foster the strong ownership culture among our senior executive management team, and to ensure the continued direct alignment of management and shareholder interests and to be consistent with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our Chairman and CEO, CFO and COO maintain a minimum ownership level of Common Shares or related Company equity. The equity ownership requirements (comprised of Common Shares and certain securities convertible into or redeemable for Common Shares) for our executives are as follows:

Title	Multiple
Chairman and CEO	5x Base Salary
CFO	3x Base Salary
COO	3x Base Salary

These executive officers have until the end of the fifth full calendar year after becoming an executive officer to satisfy the ownership requirement. All of these executive officers satisfy these guidelines.
Policy on Hedging and Pledging of Company Securities
Our NEOs and Trustees are prohibited from purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for any loan and from entering into hedging or derivative transactions based on the Company's securities.

Summary Compensation Table

The following table sets forth the 2018, 2017 and 2016 compensation earned by or granted to each of our NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Olson	2018	1,000,000	—	2,259,750	500,000	744,565	158,880	4,663,195
Chairman and Chief Executive Officer	2017	1,000,000	—	1,927,600	499,999	800,634	154,581	4,382,814
	2016	1,000,000	—	500,000	500,000	900,000	152,759	3,052,759

Mark J. Langer	2018	525,000	—	1,073,122	200,000	339,779	104,088	2,241,989
Executive Vice President and Chief Operating Officer	2017	525,000	—	1,120,851	199,995	342,192	108,202	2,355,799
	2016	525,000	—	262,500	200,000	401,543	105,917	1,494,960

Christopher J. Weilminster	2018	119,589	1,000,000	3,699,215	4,670,000	—	9,088	9,497,892
Executive Vice President and Chief Operating Officer

Donald T. Briggs	2018	119,589	1,000,000	3,951,440	4,670,000	—	10,785	9,751,814
President of Development

Herbert Eilberg	2018	350,000	—	433,757	—	235,611	16,375	1,035,743
Chief Investment Officer	2017	350,000	—	450,015	—	241,954	16,000	1,057,969
	2016	350,000	—	200,000	—	244,508	13,500	808,008

Robert Minutoli (retired)	2018	600,000	—	1,117,291	—	655,656	66,375	2,439,322
Former Executive Vice President and Chief Operating Officer	2017	500,000	100,000	1,172,083	—	684,384	69,000	2,525,467
	2016	500,000	—	350,000	—	781,250	66,000	1,697,250
______________________
(1) The amounts listed represent the base salaries for each employee with the exception of Messrs. Weilminster and Briggs who received a prorated amount of each of their $500,000 base salaries for the portion of 2018 they were employed with the Company.

(2)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation is based on the grant date fair value computed in accordance with FASB ASC Topic 718. In accordance with applicable SEC rules, amounts shown include the impact of bonuses paid in equity in the year actually granted. Assumptions used in the calculation of these amounts are included in footnote 15 to our consolidated financial statements included in our Form 10-K as filed with the SEC. For the performance-based awards under the 2018 LTI Plan, assumptions include historical volatility (17.8%), risk-free interest rate (2.4%), and historical daily returns as compared to our Peer Group. If we assumed that maximum performance would be achieved under the performance-based LTIP Units granted in 2018, the grant fair value date of the LTIP Units we granted to the NEOs in 2018 under the LTI would have been as follows: (i) Mr. Olson - $2,277,783, (ii) Mr. Minutoli - $1,497,228, (iii) Mr. Langer - $1,048,068 and (iv) Mr. Eilberg - $299,454.

(3)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation of Options is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 15 to our consolidated financial statements included in our Form 10-K as filed with the SEC.

(4) For each of the NEOs, the 2018 STI Program amounts were paid 60% in cash and 40% in equity, other than for Mr. Minutoli who was paid 100% in cash. The amounts listed for 2018 represent the cash portion of the 2018 STI Program awards paid in March 2019. The equity portion of the 2018 STI Program was granted to Messrs. Olson, Langer and Eilberg on February 27, 2019 in LTIP Units that vest over three years (four for Mr. Olson).

(5) The following table sets forth 2018 other compensation earned by or granted to each of our NEOs:

Name	Car Allowance/Use of Car and Driver ($)(1)	Commuting and Relocation Costs ($) (2)	Reimbursement for Benefit Expenses Not Covered ($)(3)	Matching 401(k) Contribution ($)	HSA Contribution ($)	Total ($)
Mr. Olson	140,505	—	—	18,375	—	158,880
Mr. Langer	53,023	—	29,940	18,375	2,750	104,088
Mr. Weilminster	4,846	3,617	—	—	625	9,088
Mr. Briggs	4,846	5,939	—	—	—	10,785
Mr. Eilberg	—	—	—	13,875	2,500	16,375
Mr. Minutoli	18,000	—	30,000	18,375	—	66,375
_______________

(1)
Mr. Olson was provided with a car and a driver and Mr. Langer was provided a car. Each such NEO used the car and driver, as applicable, for both business and personal purposes with the amounts shown reflective of the aggregate incremental cost to the Company for the car, driver and related expenses without allocating between business and personal uses. Mr. Olson’s car was purchased in 2014 and Mr. Langer’s car was purchased in 2015. Each of Messrs. Weilminster, Briggs and Minutoli was provided with a car allowance paid in cash in equal installments on a bi-weekly basis.

(2)	Represents reimbursement for travel expenses from each executives current residence to the Company's offices in New York and Paramus, New Jersey.
(3) The figures here represent the sum of the cost of the NEOs reimbursement for medical premiums, supplemental group term life insurance, and supplemental long term disability above and beyond the Company's normal benefit programs that are generally available to all salaried employees of the Company.

Grants of Plan-Based Awards in 2018

The following table lists all grants of plan-based awards to our NEOs made in 2018 and their grant date fair value:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)
Name	Grant Date (3)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards: Number of Shares of stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Mr. Olson	2/22/18									104,602	$21.64	$21.72	$500,000
	2/22/18								36,997				$800,634
	2/22/18								13,485				$291,823
	2/22/18					25,517	63,792	105,258					$1,167,292
			$500,000	$1,000,000	$2,000,000
Mr. Langer	2/22/18									42,283	$21.64	$21.72	$200,000
	2/22/18								18,565				$401,747
	2/22/18								6,205				$134,275
	2/22/18					11,741	29,352	48,432					$537,100
			$262,500	$525,000	$918,750
Mr. Weilminster	9/27/18	7/30/18								1,000,000	$21.72	$21.68	$4,670,000
	9/27/18	7/30/18							38,352				$831,471
	9/27/18	7/30/18							132,276				$2,867,744
Mr. Briggs	9/27/18									1,000,000	$21.72	$21.68	$4,670,000
	9/27/18								49,986				$1,083,696
	9/27/18								132,276				$2,867,744
Mr. Eilberg	2/22/18								11,180				$241,935
	2/22/18								1,773				$38,364
	2/22/18					3,355	8,386	13,838					$153,457
			$175,000	$402,500	$525,000
Mr. Minutoli	2/22/18								16,174				$350,005
	2/22/18					16,772	41,931	69,188					$767,286
			$300,000	$600,000	$1,050,000
____________________
(1) The dollar amounts presented in these columns represent awards at threshold, target and maximum levels under the 2018 STI Program. The actual award amounts earned under the 2018 STI Program for 2018 are set forth on page 30.
(2) The unit amounts presented in these columns represent the performance-based LTIP Unit awards at threshold, target and maximum levels under the 2018 LTI Plan.
(3) On February 22, 2018, the Company granted Mr. Olson 36,997 restricted LTIP Unit awards with ¼ vesting on each anniversary of the grant date, and Messrs. Minutoli, Langer and Eilberg 16,174, 18,565 and 11,180, respectively, restricted Common Shares with ⅓ vesting on each anniversary of the grant date. On February 22, 2018, the Company granted Mr. Olson 13,485 time-based LTIP Units under the 2018 Long-Term Incentive Plan ("2018 LTI") with ¼ vesting on each of the anniversary date, and Messrs. Langer and Eilberg 6,205 and 1,773, respectively, LTIP Units under the 2018 LTI with ⅓ vesting on each of the anniversary date. On February 22, 2018, the Company granted Messrs. Olson, Minutoli, Langer, Eilberg 105,258, 69,188, 48,432 and 13,838, respectively, performance-based LTIP Units under the 2018 LTI with ⅓ vesting on each of the anniversary date, subject to certain performance hurdles further described herein. On September 27, 2018, the Company granted Mr. Weilminster 38,352 LTIP Units under the 2018 Inducement Plan, with 19,422 units vesting February 12, 2019, 12,859 units vesting February 12, 2020 and 6,071 units vesting on February 6, 2021. On September 27, 2018, the Company granted Mr. Briggs 49,986 LTIP Units under the 2018 Inducement Plan, with 31,056 units vesting February 12, 2019, 12,859 units vesting February 12, 2020 and 6,071 units vesting on February 6, 2021. On September 27, 2018, the Company granted each of Messrs. Weilminster and Briggs 132,276 LTIP Units under the 2018 Inducement Plan with ⅓ vesting on the third, fourth and fifth anniversary date. Dividends are paid on both the vested and unvested portion of restricted Common Shares and restricted LTIP Unit awards, and 10% of the regular distribution amount is paid on the unearned portion of the performance-based LTIP Unit awards under the 2018 LTI prior to the end of the performance period, with full distributions paid thereafter on any units earned. On February 22, 2018, the Company granted the following additional long-term incentive awards: (i) Mr. Olson options to acquire 104,602 Common Shares with ¼ vesting on each anniversary of the grant date, (ii) Mr. Langer options to acquire 42,283 Common Shares with ⅓ vesting on each anniversary of the grant date, and (iii) Mr. Minutoli 16,174 restricted Common Shares with ⅓ vesting on each anniversary of the grant date. On September 27, 2018, the Company granted each of Messrs. Weilminster and Briggs options to acquire 1,000,000 Common Shares with ⅓ vesting on each of the third, fourth and fifth anniversary of the grant date under the 2018 Inducement Plan. The exercise price for the options was the average of the high and low sales prices of our Common Shares on the grant date.
(4) The amounts presented in this column represent the full grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718).

Options Exercises and Stock Vested in 2018

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Olson	43,997	$924,319
Mr. Langer	40,477	$842,053
Mr. Eilberg	12,825	$376,364
Mr. Minutoli	39,878	$839,704
____________________
(1) Computed by multiplying the number of shares or LTIP Units that vested by the average of the high and low price of our Common Shares on the date of vesting. A portion of Messrs. Langer and Eilberg's shares that vested were withheld to satisfy withholding taxes.

2018 Outstanding Equity Awards at Fiscal Year End

The following table provides information on outstanding equity awards as of December 31, 2018 for each NEO:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Olson
		104,602 (3)	$21.64	2/22/28
					36,997 (4)	$614,890
							25,517 (5)	$424,093
					13,485 (4)	$224,121
	24,414 (6)	73,242 (6)	$28.36	2/24/27
					23,801 (7)	$395,573
							15,272 (8)	$253,821
	70,028 (9)	70,028 (9)	$23.52	2/7/26
					10,632 (10)	$176,704
	523,034 (11)	1,569,103 (11)	$23.90	2/17/25
					30,749 (12)	$511,048
Mr. Weilminster
		1,000,000 (13)	$21.72	9/27/28
					38,352 (14)	$637,410
					132, 276 (15)	$2,198,427
Mr. Briggs
		1,000,000 (13)	$21.72	9/27/28
					49,986 (28)	$830,767
					132, 276 (15)	$2,198,427
Mr. Langer
		42,283 (16)	$21.64	2/22/28
					18,565 (17)	$308,550
							11,741 (5)	$195,135
					6,205 (18)	$103,127
	13,201 (19)	26,402 (19)	$28.36	2/24/27
					9,439 (20)	$156,876
							10,690 (8)	$177,668
	37,771(21)	18,886 (21)	$23.52	2/8/26
					3,721 (22)	$61,843
	95,663 (23)	31,888 (23)	$23.52	4/20/25
					10,514 (24)	$174,743
					21,524 (12)	$357,729
Mr. Eilberg
					11,180 (17)	$185,811
							3,355 (5)	$55,760
					1,773 (18)	$29,467
					5,748 (20)	$95,532

			3,054 (8)	$50,757
	2,835 (22)	$47,118
	5,459 (25)	$90,729
	6,150 (12)	$102,213
Mr. Minutoli
	16,174 (17)	$268,812
			16,772 (5)	$278,751
	8,227 (20)	$136,733
			12,218 (8)	$203,063
	4,890 (26)	$81,272
	6,277 (27)	$104,324
	24,599 (12)	$408,835
________________
(1) Value based on number of shares or units multiplied by $16.62, which was the price of Common Shares as of the close of business on December 31, 2018.
(2) The awards under the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” are awards of LTIP Units under the 2018 LTI and 2017 OPP. These LTIP Units do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the LTIP Units for Common Shares are also met. As of December 31, 2018, these criteria had not been met (as the relevant measurement period has not yet ended). If our performance for the three-year measurement period applicable to these LTIP Units continues to be the same as we experienced from the beginning of the applicable three-year measurement period through December 31, 2018, no amounts would have been earned under the 2018 LTI or the 2017 OPP. Accordingly, pursuant to SEC rules, the awards under the 2018 LTI and 2017 OPP are reflected in the table at threshold.
(3) On February 22, 2018, the Company granted Options that vest ratably over four years, on February 22, 2019, February 22, 2020, February 22, 2021 and February 22, 2022.
(4) On February 22, 2018, the Company granted LTIP units that vest ratably over four years on February 22, 2019, February 22, 2020, February 22, 2021 and February 22, 2022.
(5) On February 22, 2018, the Company granted LTIP Units under the 2018 LTI that vest ratably on February 22, 2021, February 22, 2022 and February 22, 2023, subject to achievement of performance criteria.
(6) On February 24, 2017, the Company granted Options that vest ratably over four years on February 24, 2018, February 24, 2019, February 24, 2020 and February 24, 2021.
(7) On February 24, 2017, the Company granted LTIP Units that vest ratably over four years on February 24, 2018 February 24, 2019, February 24, 2020 and February 24, 2021.
(8) On February 24, 2017, the Company awarded LTIP Units under the 2017 OPP Plan that vest 50% on February 24, 2020, 25% on February 24, 2021 and 25% on February 24, 2022 subject to achievement of performance criteria.
(9) On February 8, 2016, the Company granted Options that vest ratably over four years on February 8, 2017, February 8, 2018, February 8, 2019 and February 8, 2020.
(10) On February 8, 2016, the Company granted restricted Common Shares that vest ratably over four years on February 8, 2017, February 8, 2018, February 8, 2019 and February 8, 2020.
(11) On February 17, 2015, the Company granted Options that vest 25% on February 17, 2018, 25% on February 17, 2019, and 50% on February 17, 2020.
(12) On November 6, 2015, the Company awarded LTIP Units under the 2015 OPP Plan that vest 50% on November 6, 2018, 25% on November 6, 2019, and 25% on November 6, 2020.
(13) On September 27, 2018, the Company granted Options that vest ratably on September 27, 2021, September 27, 2022 and September 27, 2023.
(14) On September 27, 2018, the Company granted LTIP Units to Mr. Weilminster scheduled to vest as follows: 19, 422 LTIP Units on February 12, 2019, 12,859 LTIP Units on February 12, 2020 and 6,071 LTIP Units on February 6, 2021.
(15) On September 27, 2018, the Company granted LTIP units that vest ratably on September 27, 2021, September 27, 2022 and September 27, 2023.
(16) On February 22, 2018, the Company granted Options that vest ratably over three years on February 22, 2019, February 22, 2020 and February 22, 2021.
(17) On February 22, 2018, the Company granted restricted Common Shares that vest ratably over three years on February 22, 2019, February 22, 2020 and February 22, 2021.
(18) On February 22, 2018, the Company granted LTIP units that vest ratably over three years, fully vesting on February 22, 2019, February 22, 2020 and February 22, 2021.
(19) On February 24, 2017, the Company granted Options that vest ratably over three years on February 24, 2018, February 24, 2019 and February 24, 2020.
(20) On February 24, 2017, the Company granted restricted Common Shares that vest ratably over three years, fully vesting on February 24, 2018, February 24, 2019 and February 24, 2020.
(21) On February 8, 2016, the Company granted Options that vest ratably over three years on February 8, 2017, February 8, 2018 and February 8, 2019.
(22) On February 8, 2016, the Company granted restricted Common Shares that vest ratably over three years on February 8, 2017, February 8, 2018 and February 8, 2019.
(23) On April 20, 2015, the Company granted Options that vest ratably over four years on April 20, 2016, April 20, 2017, April 20, 2018 and April 20, 2019.
(24) On April 20, 2015, the Company granted LTIP Units that vest ratably over four years on April 20, 2016, April 20, 2017, April 20, 2018 and April 20, 2019.
(25) On May 11, 2015, the Company granted restricted Common Shares that vest 25% on January 1, 2016, 25% on January 1, 2017, 23%, on January 1, 2018, 20%, on January 1, 2019, and 7% on January 1, 2020.
(26) On February 9, 2016, the Company granted restricted Common Shares that vest ratably over three years on February 9, 2017, February 9, 2018 and February 9, 2019.
(27) On February 17, 2015, the Company granted LTIP Units that vest ratably over four years on February 17, 2016, February 17, 2017, February 17, 2018 and February 17, 2019.
(28) On September 27, 2018, the Company granted LTIP Units to Mr. Briggs scheduled to vest as follows: 31,056 LTIP Units on February 12, 2019, 12,859 LTIP Units on February 12, 2020 and 6,071 LTIP Units on February 6, 2021.

Employment Agreements and Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our NEOs serves at the pleasure of our Board. The disclosure below describes certain compensation that may become payable to Messrs. Olson, Weilminster, Briggs, Minutoli, Langer and Eilberg as a result of a qualifying termination of employment, based on their respective employment agreement or offer letter, as applicable. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our NEOs.
Olson Employment Agreement

Vornado entered into an amended and restated employment agreement with Jeffrey S. Olson, which became effective on September 1, 2014 (the “Olson Agreement Effective Date”) and which has an initial term of five years, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal. The employment agreement provides that, during the term of the agreement, Mr. Olson will serve as the Chairman of our Board and Chief Executive Officer of UE.
The employment agreement provides for an annual base salary of $1,000,000 and a target annual bonus of 100% of annual base salary that vest ratably over four years. Pursuant to his employment agreement, the annual bonus paid in respect of fiscal year 2015 was not permitted to be less than $1,000,000. Also, Mr. Olson is entitled to receive grants each year under UE’s long-term incentive compensation plans of options to purchase Common Shares with a grant date Black Scholes value equal to $500,000 that vest 25% on each anniversary of the grant date subject to continued employment. Mr. Olson is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees and to a car and driver.
Pursuant to his employment agreement, on February 17, 2015, UE granted Mr. Olson options to purchase 2,092,137 of Common Shares (the “Initial Olson Option Award”) based on the volume-weighted average trading price of a Common Share on the NYSE for the 20 trading days following (but not including) January 15, 2015 (the “Average UE Price”). The options were granted pursuant to the 2015 Omnibus Share Plan. The Initial Olson Option Award is scheduled to vest 25% on each of the third and fourth anniversaries of the grant date and 50% on the fifth anniversary of the grant date subject to continued employment. Additionally, on February 17, 2015, pursuant to his employment agreement UE granted Mr. Olson 209,213 LTIP Units pursuant to the 2015 Omnibus Share Plan. Mr. Olson was also entitled to received a cash make-whole payment equal to $3,156,952 (which represents $5,000,000 less the value of certain equity awards Mr. Olson received from his prior employer), which was paid by Vornado shortly after the Olson Agreement Effective Date.
On any termination of Mr. Olson’s employment, Mr. Olson will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. On a termination of Mr. Olson’s employment by UE without cause or by Mr. Olson for good reason, subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards. Stock options held by Mr. Olson will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Olson’s employment agreement:

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The “Severance Amount” equals two times Mr. Olson’s base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it will equal three times Mr. Olson’s base salary and target annual bonus.

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The “Pro Rata Bonus” equals a pro rata portion of Mr. Olson’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Olson’s target annual bonus.

•	The “Medical Benefits” require UE to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years, subject to applicable law.
On a termination of Mr. Olson’s employment due to death or disability, Mr. Olson will be entitled to vesting of the Initial Olson Option Award and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).
Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Olson constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Olson’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson’s incapacity due to physical or mental illness or after Mr. Olson’s notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Olson may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson gives written notice of such event to UE (provided that such notice is given to UE within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Olson’s position, authority, duties or responsibilities; (3) a relocation of Mr. Olson’s location of employment to a location outside of Manhattan or outside of 30 miles of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Olson not holding the title of Chairman and Chief Executive Officer, (b) delivery by UE of a notice of non-renewal of the employment agreement, (c) UE’s failure to appoint or elect Mr. Olson to the Board or removal of Mr. Olson from the Board, (d) a failure of a successor to UE to assume the employment agreement and (e) a material change in Mr. Olson’s reporting relationship inconsistent with the terms of his employment agreement.
Weilminster Employment Agreement
On July 30, 2018, UE entered into an employment agreement with Christopher J. Weilminster in connection with his appointment as Executive Vice President & Chief Operating Officer. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof.
The employment agreement provides for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Weilminster was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to UE’s employees and a signing bonus of $500,000. Mr. Weilminster also will be entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 will be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by UE in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Weilminster was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.
Pursuant to contractual requirements in his employment agreement, on September 27, 2018, UE granted Mr. Weilminster (1) options to purchase 1,000,000 UE Common Shares that vest over five years with one third vesting each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third vesting on each of the third, fourth and fifth anniversary subject to continued employment and (3) 38,352 LTIP Units that vest over approximately three years, which were primarily intended to compensate Mr. Weilminster for unvested equity awards of his former employer that he forfeited by joining UE.
On any termination of Mr. Weilminster's employment, Mr. Weilminster will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Weilminster under the terms of any other plan or program. On a termination of Mr. Weilminster's employment by UE without cause or by Mr. Weilminster for good reason, subject to Mr. Weilminster's execution of a release, Mr. Weilminster will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Weilminster's employment agreement:

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The “Severance Amount” equals 1.5 times Mr. Weilminster's base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Weilminster's base salary and target annual bonus.

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The “Pro Rata Bonus” equals a pro rata portion of Mr. Weilminster's annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Weilminster's target annual bonus.

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The “Medical Benefits” require UE to provide Mr. Weilminster medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Weilminster's employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Weilminster’s execution of a release, Mr. Weilminster will be entitled to vesting of the equity granted September 27, 2018. If Mr. Weilminster’s employment is terminated upon or after the expiration of the employment period, Mr. Weilminster will be entitled, subject to Mr. Weilminster’s execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.
Mr. Weilminster is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Weilminster's employment terminates for any reason.
In the event that payments or benefits owed to Mr. Weilminster constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Weilminster receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Weilminster's (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Weilminster's incapacity due to physical or mental illness or after Mr. Weilminster's notice of termination for good reason) that Mr. Weilminster's fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Weilminster may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Weilminster gives written notice of such event to UE (provided that such notice is given to UE within 30 days after Mr. Weilminster becomes aware of the event): (1) a material reduction in base salary or annual bonus opportunity; (2) a material diminution in Mr. Weilminster's authority, duties or responsibilities; (3) after Mr. Weilminster relocates his principal residence to the New York City area, a relocation of Mr. Weilminster's location of employment to a location outside of Manhattan; or (4) UE’s material breach of any provision of the employment agreement.
Briggs Employment Agreement
On July 30, 2018, UE entered into an employment agreement with Donald T. Briggs in connection with his appointment as President of Development. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof.
The employment agreement provides for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Briggs was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to UE’s employees and a signing bonus of $500,000. Mr. Briggs also will be entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 will be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by UE in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Briggs was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.
Pursuant to contractual requirements in his employment agreement, on September 27, 2018, UE granted Mr. Briggs (1) options to purchase 1,000,000 UE Common Shares that vest over five years with one third vesting each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third vesting on each of the third, fourth and fifth anniversary subject to continued employment and (3) 49,986 LTIP Units that vest over approximately three years, which were primarily intended to compensate Mr. Briggs for unvested equity awards of his former employer that he forfeited by joining UE.
On any termination of Mr. Briggs' employment, Mr. Briggs will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Briggs under the terms of any other plan or program. On a termination of Mr. Briggs' employment by UE without cause or by Mr. Briggs for good reason, subject to Mr. Briggs' execution of a release, Mr. Briggs will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Briggs' employment agreement:

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The “Severance Amount” equals 1.5 times Mr. Briggs' base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Briggs' base salary and target annual bonus.

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The “Pro Rata Bonus” equals a pro rata portion of Mr. Briggs annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Briggs target annual bonus.

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The “Medical Benefits” require UE to provide Mr. Briggs medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Briggs employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Briggs’ execution of a release, Mr. Briggs' will be entitled to vesting of the equity granted September 27, 2018. If Mr. Briggs’ employment is terminated upon or after the expiration of the employment period, Mr. Briggs will be entitled, subject to Mr. Briggs’ execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.
Mr. Briggs is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Briggs' employment terminates for any reason.
In the event that payments or benefits owed to Mr. Briggs constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Briggs receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Briggs' (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Briggs' incapacity due to physical or mental illness or after Mr. Briggs' notice of termination for good reason) that Mr. Briggs' fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Briggs may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Briggs gives written notice of such event to UE (provided that such notice is given to UE within 30 days after Mr. Briggs becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Briggs' position, authority, duties or responsibilities; (3) a relocation of Mr. Briggs' location of employment to a location outside of Manhattan; or (4) UE’s material breach of any provision of the employment agreement.
Langer Employment Agreement
On April 20, 2015, Mark J. Langer was appointed to the position of Executive Vice President and Chief Financial Officer of the Company. Mr. Langer and UE are parties to an employment agreement that stipulated that Mr. Langer’s employment would commence on July 1, 2015, or an earlier date mutually agreed between Mr. Langer and UE, which mutually-agreed date was April 20, 2015 (the “Langer Agreement Effective Date”). The initial term of the employment agreement extends for four years following the Langer Agreement Effective Date, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal.
The employment agreement provides for an annual base salary of $525,000 and a target annual bonus of 100% of annual base salary that vest ratably over three years subject to continued employment. Additionally, prior to 2018, Mr. Langer was entitled to receive annual grants under UE’s long-term incentive compensation plans of options to purchase Common Shares with a grant date Black Scholes value equal to $200,000, which vest ratably over three years subject to continued employment. Mr. Langer is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees, a car and driver, reimbursement of life, disability and similar insurance premiums in an amount not to exceed $30,000 in any calendar year and relocation expense reimbursement.
Pursuant to contractual requirements contained in his employment agreement, on April 20, 2015, UE granted Mr. Langer (1) options to purchase 127,551 Common Shares that vest ratably over four years subject to continued employment (the “Initial Langer Option Award”) and (2) 42,053 LTIP Units which were scheduled to vest ratably over four years subject to continued employment (the “Initial Langer Restricted LTIP Units”). Additionally, Mr. Langer was also entitled to receive a cash payment of $66,000 to compensate him for the forfeited amount of the retention bonus offered to him by his former employer, which UE paid.
On any termination of Mr. Langer’s employment, Mr. Langer will be entitled to payment of any earned but unpaid base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Langer under the terms of any other plan or program. On a termination of Mr. Langer’s employment by UE without cause or by Mr. Langer for good reason, subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards. Stock options held by Mr. Langer will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Langer’s employment agreement:

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The “Severance Amount” equals 1.5 times the sum of Mr. Langer’s base salary and target annual bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it equals 2.5 times the sum of Mr. Langer’s base salary and target annual bonus.

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The “Pro Rata Bonus” equals a pro rata portion of Mr. Langer’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, the greater of that amount and Mr. Langer’s target annual bonus.

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The “Medical Benefits” require UE to provide Mr. Langer medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, in each case subject to applicable law.

The Initial Langer Option Award was granted to Mr. Langer on April 20, 2015. On a termination of Mr. Langer’s employment due to death or disability, Mr. Langer will be entitled to vesting of the Initial Langer Option Award and Initial Langer Restricted LTIP Units, and the Initial Langer Option Award will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).
Mr. Langer is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Langer’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Langer constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Langer receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Langer’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Langer’s incapacity due to physical or mental illness or after Mr. Langer’s notice of termination for good reason) that Mr. Langer fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Langer may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Langer’s written notice of such event (provided that such notice is given to UE within 30 days after Mr. Langer becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Langer’s position, authority, duties or responsibilities; (3) a relocation of Mr. Langer’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Langer not holding the title of Chief Financial Officer, (b) delivery by UE of a notice of non-renewal of the Agreement, (c) a failure of a successor to UE to assume the Agreement and (d) a material change in Mr. Langer’s reporting relationship.
Eilberg Offer Letter
On April 20, 2015, Mr. Herbert Eilberg was appointed to the position of Chief Investment Officer of the Company. Mr. Eilberg’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $400,000 for the year ended December 31, 2015 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years. Additionally, pursuant to his offer letter, UE granted Mr. Eilberg 20,928 restricted Common Shares (the "Initial Eilberg Equity Grant") on May 11, 2015, that vest as follows: 5,278 shares vest on January 1, 2016; 5,278 shares vest on January 1, 2017; 4,913 shares vest on January 1, 2018; 4,231 shares vest on January 1, 2019; and 1,228 shares vest on January 1, 2020.

On a termination of Mr. Eilberg’s employment by UE without cause, or by Mr. Eilberg for good reason, if the Initial Eilberg Equity Grant has not been fully vested, the unvested portion of the Initial Eilberg Equity Grant shall continue to vest according to the schedule set forth in the offer letter, notwithstanding the fact that Mr. Eilberg will no longer be an employee of the Company at such time.

On a termination of Mr. Eilberg’s employment by UE without cause, or by Mr. Eilberg for good reason, and if such termination occurs within 12 months after a change in control of UE, the Company shall pay or cause to be paid to Mr. Eilberg a cash severance payment in an amount equal to (i) one year of his then-current base salary; plus (ii) the amount of his target bonus for that year. For these purposes, “cause” means (a) conviction of, or plea of guilty or nolo contendre to, a felony pertaining or otherwise relating to his employment with the Company or an affiliate; or (b) willful misconduct that is materially economically injurious to the Company or any of its affiliates, in each case as determined in the Company’s sole discretion; and “good reason” means (a) the assignment to the employee of duties materially and adversely inconsistent with the employee’s status prior to the change in control or a material and adverse alteration in the nature of the employee’s duties, responsibilities or authority; (b) a reduction in the employee’s base salary; or (c) a relocation of the employee’s own office location to a location more than 30 miles from its location prior to the change in control.

Minutoli Offer Letter
On October 16, 2017, the Company entered into a letter agreement with Robert Minutoli (the “Letter Agreement”). The Letter Agreement replaced the Employment Agreement dated January 14, 2015 between Mr. Minutoli and the Company.

Pursuant to the Letter Agreement, Mr. Minutoli continued to serve as the Chief Operating Officer and an Executive Vice President of the Company until September 27, 2018 when Mr. Weilminster assumed the role of Chief Operating Office and Mr. Minutoli retired January 11, 2019. Effective as of January 1, 2018, Mr. Minutoli's annual base salary became be $600,000. He was eligible to receive a cash bonus, annual equity award and an annual allocation of any long-term incentive plan that was adopted, in each case, in amounts and under terms and conditions determined by the Compensation Committee of the Board of Trustees of the Company. In connection with the execution of the Letter Agreement, Mr. Minutoli was paid a one-time cash bonus of $100,000.

Mr. Minutoli was also entitled to reimbursement of life, disability and similar insurance premiums in an amount not to exceed $30,000 in any calendar year.

Under the Letter Agreement, if Mr. Minutoli had been terminated by the Company without cause or resigned for good reason three months prior to, in connection with or within two years following a change in control, he would have received an amount equal to (x) 2.5 times the sum of (i) his then-current base salary plus (ii) his then-current target annual bonus, plus (y) a pro-rated bonus paid for the year of termination. The Letter Agreement also provided that if Mr. Minutoli retires after providing 90 days advance notice and actively assisting the Company in transitioning his duties, then (a) he would be paid a pro-rated bonus for the year in which he retires and (b) all service-based conditions on his unvested equity awards would vest (but any awards that include corporate performance-based vesting conditions, will remain subject to such conditions). Mr. Minutoli ceased his role as Chief Operating Officer upon Mr. Weilminster's hiring September 27, 2018, and Mr. Minutoli retired January 11, 2019.
Equity Awards
Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to restricted LTIP Units and Common Shares that are subject to vesting based solely on continued employment, all outstanding unvested LTIP Units and Common Shares held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s death. Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to options to purchase Common Shares, all outstanding options held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s retirement on or after attainment of age 65, death or disability and the options will continue to be exercisable following termination for up to one year in the event of a termination due to qualifying retirement, death or disability and up to 60 days in the event of any other termination, other than a termination for cause (but in no event beyond the expiration of the term of the option).
With respect to the LTIP Units that we granted to our NEOs under the 2015 OPP, 2017 OPP and 2018 LTI, pursuant to the terms of the applicable award agreements, in the event of a change in control prior to the end of the applicable three-year measurement period, we will determine the award earned by the NEOs based on our performance through the date of the change in control measured against pro-rated hurdles, provided that, in the event the change in control occurs within the first year of the three-year measurement period, the amount earned will be pro-rated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the change in control. The LTIP Units earned will remain subject to vesting based on continued employment in the same manner as would have applied in the absence of a change in control (i.e., one-half of the LTIP Units that are earned will vest on the date the Compensation Committee determined the amount earned and the remainder will vest in equal installments on the fourth and fifth anniversaries of the beginning of the three-year measurement period), except that all of an NEO’s LTIP Units that are earned will vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control or if the LTIP Units that are earned do not remain outstanding following the change in control. In addition, any LTIP Units earned prior to a change in control will fully vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control.
In the event of a qualified termination of a NEO prior to the end of the three-year measurement period for the 2015 OPP, 2017 OPP or 2018 LTI, the NEO will be entitled to retain his LTIP Units subject to the same performance-based vesting conditions as applied prior to such termination; provided that the number of LTIP Units earned will be prorated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the qualified termination. Any LTIP Units subsequently earned will be fully vested, but, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. In the event of a qualified termination of a NEO after the end of the three-year measurement period, any LTIP Units earned by such NEO will fully vest; provided that, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. The term qualified termination is defined in the award agreements for the 2015 OPP, 2017 OPP and 2018 LTI to mean the termination of employment with us as a result of a NEO’s death, disability or, after the first anniversary of the beginning of the three-year measurement period, a termination by us without cause or such NEO’s resignation for good reason.
In each case, the terms cause, good reason and change in control are specifically defined in the applicable award agreements.

The following table sets forth potential payments and benefits that would have been provided to our NEOs upon the occurrence of a change in control or certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2018.

Name	Salary and Cash Bonus (Multiple)	Salary and Cash Bonus	Health Benefits	Vesting of Equity Awards (1)	Total
Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason
Mr. Olson	2x	$5,240,942	$67,626	$1,922,336	$7,230,904
Mr. Weilminster	1.5x	$2,000,000	$22,542	$2,835,837	$4,858,379
Mr. Briggs	1.5x	$2,000,000	$22,542	$3,029,194	$5,051,736
Mr. Langer	1.5x	$2,141,298	$22,542	$1,162,868	$3,326,708
Mr. Eilberg	n/a	—	—	$192,942	$192,942
Death or Disability (2)
Mr. Olson	n/a	—	—	$1,922,336	$1,922,336
Mr. Weilminster	n/a	—	—	$2,835,937	$2,835,937
Mr. Briggs	n/a	—	—	$3,029,194	$3,029,194
Mr. Langer	n/a	—	—	$1,162,868	$1,162,868
Mr. Eilberg	n/a	—	—	$550,870	$550,870
Change in Control without Termination (3)
Mr. Olson	n/a	—	—	—	—
Mr. Weilminster	n/a	—	—	—	—
Mr. Briggs	n/a	—	—	—	—
Mr. Langer	n/a	—	—	—	—
Mr. Eilberg	n/a	—	—	—	—
Termination Following Change in Control (3)
Mr. Olson	3x	$7,240,942	$67,626	$1,922,336	$9,230,904
Mr. Weilminster	2.5x	$2,630,137	$45,084	$2,835,837	$5,511,058
Mr. Briggs	2.5x	$2,630,137	$45,084	$3,029,194	$5,704,415
Mr. Langer	2.5x	$3,191,298	$45,084	$1,162,868	$4,399,250
Mr. Eilberg	1x	$752,500	—	$550,870	$1,303,370
________________
(1) LTIP Units and Common Shares that would have vested are valued based on the closing price of the Common Shares on the last business day of 2018, December 31, 2018, which was of $16.62. The value of the options to purchase Common Shares is calculated as the difference between the closing price of the Common Shares on December 31, 2018 and the exercise price of the options. The amounts included for the the 2017 OPP and 2018 LTI awards under “Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason” or “Qualifying Death or Disability” represent the amounts that would be earned if performance through the end of the applicable three-year measurement period continued at the same rate as we experienced from the beginning of applicable three-year measurement period through December 31, 2018. Amounts under “Change in Control” for the 2017 OPP and 2018 LTI awards reflect the amount that would vest upon the change in control (i.e., 50% of the amount earned based on achievement of the performance-based vesting conditions) and does not include the portion of the award that would remain subject to vesting based on continued employment.
(2) In the event of a termination of employment due to disability, the NEOs would not have received accelerated vesting of their restricted LTIP Units or Common Shares that are subject to vesting based solely on continued employment and, as a result, the value of equity awards set forth above would have been reduced by the following amounts: Mr. Olson - $1,411,287, Mr. Weilminster - $2,835,837, Mr. Briggs - $3,029,194, Mr. Langer - $805,139 and Mr. Eilberg - $448,657.
(3) In the event that any payments and benefits to be paid or provided to Messrs. Olson, Weilminster, Briggs or Langer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such NEO’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such NEO.

In the case of qualifying retirement, Mr. Minutoli would have been entitled to receive a prorated bonus of $655,656 and acceleration of equity awards with a value of $999,976 calculated in the same manner as in the table above. Other than Mr. Minutoli, no other NEO was eligible for qualifying requirement as of December 31, 2018.

Employee Retirement Plan

The Company does not maintain a retirement plan other than a 401(k) plan.

Deferred Compensation

The Company does not currently sponsor or operate any deferred compensation programs that are generally offered to all eligible employees or to any of the NEOs.

Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of the principal executive officer. Our principal executive officer is Mr. Olson.

For fiscal year 2018, Mr. Olson had total compensation of approximately $4.7 million as reflected in the Summary Compensation Table. We estimate that the median annual compensation for all Company employees based on W-2 gross pay, excluding Mr. Olson, was $91,331 for 2018. As a result, Mr. Olson's 2018 compensation was approximately 51 times that of the median annual compensation for all employees. As of December 31, 2018, we had 117 employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of the Company, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Amy B. Lane (Chair)
Michael A. Gould
Steven J. Guttman

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing our shareholders an opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. At our 2016 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal as well as other factors, and currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.
Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our shareholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our named executive officers that is fixed and not subject to any time or performance-based vesting
We believe that a majority of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. Other than equity-based awards granted to our named executive officers to make them whole for compensation amounts forfeited by joining the Company and for awards to induce them to join the Company, the majority of the equity-based awards granted to our CEO and other named executive officers is in the form of performance-based units that vest only upon achievement of goals tied to the absolute and relative performance of our Common Shares over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our shareholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value.
Prior to voting on this proposal, shareholders are encouraged to read the sections entitled “Executive Officer Compensation-Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2018. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our significant shareholders, Trustees and our executive officers or their respective immediate family members are participants (including transactions required to be disclosed under Item 404 of Regulation S-K) to determine whether such persons have a direct or indirect material interest in the transaction. Our policy (as set forth in our Code of Business Conduct and Ethics) is to determine whether such persons have a direct or indirect material interest in the transaction. In determining whether such an interest exists, we apply the standards set forth in Item 404 of Regulation S-K, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.
Our legal and financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from our significant shareholders, Trustees and our executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Schedule 14A. We also disclose transactions or categories of transactions we consider in determining that a Trustee is independent.
In addition, our Audit Committee and/or our Corporate Governance and Nominating Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed. These committees, in the course of their review of a disclosable related-party transaction, consider: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction; (3) the importance of the transaction to the related person; (4) the importance of the transaction to the Company; (5) whether the transaction would impair the judgment of a Trustee or executive officer to act in the best interest of the Company; and (6) any other matters these committees deem appropriate.
The following is a summary of related person transactions since January 1, 2018, other than compensation arrangements which are described under “Executive Officer Compensation” and “Compensation of Trustees.” The related person transactions listed below were all approved by our Board.
Transition Services Agreement

UE and Vornado entered into a Transition Services Agreement on January 15, 2015, prior to the separation, pursuant to which Vornado and its subsidiaries will provide various corporate support services to the Company on an interim, transitional basis. The services provided to UE included treasury management, human resources, information technology, tax, financial reporting, SEC compliance, risk management and insurance. Costs of the services provided to UE by Vornado during 2018 were $239,855. These costs are expected to diminish over time as UE fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm’s-length basis.
Initially the Transition Services Agreement was to terminate two years after the date of its execution, but in 2016 the health benefits, information technology and risk management services under the Transition Services Agreement were extended until July 2018 or, if earlier, the date that such services are no longer provided under the agreement. IT and risk management services terminated in 2017. Either party may terminate the agreement if the other party experiences a change-in-control, and UE, as the recipient for a particular service, generally may terminate a service prior to the scheduled expiration date of such service.
Subject to certain exceptions, the liability of each party under the Transition Services Agreement will generally be limited to the aggregate fees paid pursuant to the Transition Services Agreement during the 12-month period immediately preceding the applicable claim for losses or damages. The Transition Services Agreement also specifies that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental, consequential or punitive damages.
Lease of Office Space from Vornado

In connection with the spin-off, UE entered into a lease with Vornado pursuant to which UE leases office space at 210 Route 4 East, Paramus, New Jersey, 07652, Vornado’s administrative headquarters. UE also entered into a lease with Vornado pursuant to which UE will lease office space at 888 Seventh Avenue, New York, New York, 10019, Vornado’s executive headquarters. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors. Rent payments in 2018 were $968,165, comprised of rent for 210 Route 4 East, Paramus, New Jersey 07652 in the amount of $561,766 and 888 Seventh Avenue, New York, New York 10019 in the amount of $406,399.

Property Management and Leasing Services

In connection with the spin-off, the Company and Vornado entered into a property management agreement under which the Company provides management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE:ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of our Board of Trustees, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 7.1% of the Common Shares of beneficial interest of Vornado as of December 31, 2018. As of, and for the twelve months ended December 31, 2018, Vornado owned 26.2% of Alexander’s, Inc. We recognized management and development fee income of $1.5 million, $1.5 million and $1.8 million years ended December 31, 2018, 2016 and 2015, respectively. As of December 31, 2018 and December 31, 2017, there were $0.25 million and $0.2 million of fees, respectively, due from Vornado included in tenant and other receivables in our consolidated balance sheets.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

NON-GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, cash NOI and same-property cash NOI are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI and same-property cash NOI. Reconciliations of these measures to net income have been provided in the tables below.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the year ended December 31, 2018. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2018
	(in thousands)	(per share)
Net income	$116,963	$0.92
Less net income attributable to noncontrolling interests in:
Operating partnership	(11,768)	(0.09)
Consolidated subsidiaries	(45)	—
Net income attributable to common shareholders	105,150	0.83
Adjustments:
Rental property depreciation and amortization	98,644	0.79
Gain on sale of real estate	(52,625)	(0.42)
Real estate impairment loss	5,574	0.40
Limited partnership interests in operating partnership (1)	11,768	0.90
FFO applicable to diluted common shareholders	168,511	1.33

Tax impact from Hurricane Maria	2,344	0.02
Construction rental abatement	291	—
Transaction costs	491	—
Impact of tenant bankruptcies	(5,075)	(0.04)
Tenant bankruptcy settlement income	(329)	—
Casualty gain, net	(777)	(0.01)
Executive transition costs	1,932	0.02
Environmental remediation costs	584	0.01
Gain on extinguishment of debt	$(2,524)	$(0.02)
FFO as Adjusted applicable to diluted common shareholders	$165,448	$1.31
__________________
(1) Represents earnings allocated to LTIP and OP unit holders for unissued Common Shares which have been excluded for purposes of calculating earnings per diluted share for the periods presented. FFO applicable to diluted common shareholders and FFO as Adjusted applicable to diluted common shareholders calculations include earnings allocated to LTIP and OP unit holders and the respective weighted average share totals include the redeemable shares outstanding as their inclusion is dilutive.
(2) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share for the quarter and year ended December 31, 2018 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of cash NOI, same-property cash NOI (with and without redevelopment) to net income, the most directly comparable GAAP measure, for the year ended December 31, 2018 and 2017.

	Year Ended December 31,
(Amounts in thousands)	2018	2017
Net (loss) income	$116,963	$72,938
Management and development fee income from non-owned properties	(1,469)	(1,535)
Income tax expense (benefit)	3,519	(278)
Other (income) expense	(146)	(118)
Depreciation and amortization	99,422	82,281
General and administrative expenses	34,984	30,691
Casualty and impairment loss, net (1)	4,426	7,382
Gain on sale of real estate	(52,625)	(202)
Interest income	(8,336)	(2,248)
Interest and debt expense	64,868	56,218
(Gain) loss on extinguishment of debt	(2,524)	35,336
Non-cash revenue and expenses	(32,117)	(47,161)
Cash NOI (2)	226,965	(233,304)
Adjustments
Non-same property cash NOI (2)(3)	(51,132)	(44,623)
Tenant bankruptcy settlement and lease termination income	(1,028)	(975)
Natural disaster related operating (gain) loss (4)	40	1,267
Lease termination payments	15,500	—
Construction rental abatement	291	902
Environmental remediation costs	584	—
Same-property cash NOI (6)	191,220	189,875
Cash NOI related to properties being redeveloped (5)	20,431	18,937
Same-property cash NOI including properties in redevelopment	$211,651	$208,812
__________________
(1) The year ended December 31, 2018 reflects impairment losses recognized at our properties in Salem, NH and West Babylon, NY and hurricane-related expenses, partially offset by insurance proceeds, net of casualty-related expenses. The year ended December 31, 2017 includes hurricane-related expenses and a write-off of net book value of assets damaged and real estate impairment losses.
(2) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense but includes bad debt expense.
(3) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(4) The year ended December 31, 2018 reflects rental and tenant reimbursement losses, offset by reversals of provisions for payments received from tenants at Las Catalinas. The year ended December 31, 2017 reflect rental and tenant reimbursement losses and provisions for outstanding amounts due from tenants at Las Catalinas.
(5) The year ended December 31, 2018 excludes rental and tenant reimbursement losses, partially offset by a reversal of provisions for payments received from tenants at Montehiedra. The year ended December 31, 2017 excludes rental and tenant reimbursement losses as well as provisions for outstanding amounts due from tenants at Montehiedra.
(6) The results for the year ended December 31, 2018 were negatively impacted by store closures from tenant bankruptcies.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the quarter and year ended December 31, 2018. Net income (loss) is considered the most directly comparable GAAP measure, for the year ended December 31, 2018 and 207.

	Twelve Months Ended December 31,
(Amounts in thousands)	2018	2017
Net (loss) income	$116,963	$72,938
Depreciation and amortization	99,422	82,281
Interest and debt expense	64,868	56,218
Income tax (benefit) expense	3,519	(278)
Gain on sale of real estate	(52,625)	(202)
Real estate impairment loss	5,574	3,467
EBITDAre	237,721	214,424
Adjustments for Adjusted EBITDAre:
Construction rental abatement	291	902
Transaction costs	491	278
Impact of tenant bankruptcies	(5,075)	—
Tenant bankruptcy settlement income	(329)	(655)
Casualty (gain) loss, net	(777)	6,092
Executive transition costs	1,932	—
Environmental remediation costs	584	—
(Gain) loss on extinguishment of debt	(2,524)	35,336
Income from acquired leasehold interest	—	(39,215)
Adjusted EBITDAre	$232,314	$217,162

FINANCIAL STATEMENTS

A copy of our 2018 Annual Report on Form 10‑K, including our financial statements for the year ended December 31, 2018, is being furnished to shareholders concurrently herewith.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery for proxy materials referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household, or where one shareholder has multiple accounts. If we household proxy materials, then only one copy of our annual report and proxy statement will be sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any shareholder residing at the same address. If you wish to receive a separate copy of the annual report and proxy statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Urban Edge Properties, Attention: Investor Relations, 888 Seventh Avenue, New York, New York 10019, (b) telephone at (212) 956-2556, or (c) e-mail at rmilton@uedge.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided that such broker, bank or other nominee has elected to household proxy materials.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2020 annual meeting of shareholders must be received by our Secretary at our principal executive offices no later than November 27, 2019 in order to be considered for inclusion in our proxy statement relating to the 2020 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). Shareholder proposals received after November 27, 2019 will be considered untimely under our Bylaws. While the Board will consider shareholder proposals, we reserve the right to omit from our annual proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Our Bylaws currently provide that, in order for a shareholder to nominate a candidate for election as a Trustee or a shareholder to propose other business to be presented at our 2020 annual meeting of shareholders, other than a shareholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than October 28, 2019 and no later than 5:00 p.m., Eastern Time, on November 27, 2019, except that, if the 2020 annual meeting of our shareholders is originally scheduled for a date that is before April 8, 2020 or after June 7, 2020, notice must be delivered no earlier than the 150th day prior to the date of the 2020 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2020 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2020 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.
By Order of the Board of Trustees,
ROBERT C. MILTON III
Executive Vice President, General Counsel and Secretary
March 26, 2019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it by May 7, 2019 to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "shareholder meeting registration" link at www.proxyvote.com.

URBAN EDGE PROPERTIES 888 SEVENTH AVENUE NEW YORK, NY 10019

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

URBAN EDGE PROPERTIES

**The Board of Trustees recommends you vote FOR all of the following nominees:**

**Nominees:**

| | For | Against | Abstain |
|---|---|---|---|
| 1a. Jeffrey S. Olson | ☐ | ☐ | ☐ |
| 1b. Michael A. Gould | ☐ | ☐ | ☐ |
| 1c. Steven H. Grapstein | ☐ | ☐ | ☐ |
| 1d. Steven J. Guttman | ☐ | ☐ | ☐ |
| 1e. Amy B. Lane | ☐ | ☐ | ☐ |
| 1f. Kevin P. O'Shea | ☐ | ☐ | ☐ |
| 1g. Steven Roth | ☐ | ☐ | ☐ |

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person.

| **The Board of Trustees recommends you vote FOR proposals 2 and 3.** | For | Against | Abstain |
|---|---|---|---|
| 2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public Accounting firm for the year ending December 31, 2019. | ☐ | ☐ | ☐ |
| 3. The approval, on a non-binding advisory basis, of a resolution approving the compensation of our named executive officers as described in the Proxy Statement. | ☐ | ☐ | ☐ |

**NOTE:** The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10‑K is/are available at www.proxyvote.com.

URBAN EDGE PROPERTIES
Annual Meeting of Shareholders
May 8, 2019 9:00AM
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Mark J. Langer, Robert C. Milton III and Alexandra Ferrone, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest of Urban Edge Properties (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern Time on May 8, 2019, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, and at any adjournment or postponement thereof. The undersigned acknowledges receipt from the Company prior to the execution of the proxy of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report to Shareholders, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL TRUSTEE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business, including a motion to adjourn or postpone the Annual Meeting to another time and/or place, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Address Change/Comments: _____________________________________________________________________
______________________________________________________________________________________________
______________________________________________________________________________________________

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side